                          AGREEMENT AND PLAN OF MERGER

                             Dated: February 1, 2000








                                  By and Among





                             U.S. INTERACTIVE, INC.,

                             FIRST ACQUISITION CO.,

                                SOFT PLUS, INC.,

                                 MOHAN UTTARWAR,

                                 VIJAY UTTARWAR,

                               VINAY DESHPANDE and

                                 O.P. SRINIVASAN

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                                TABLE OF CONTENTS


                                                                            Page




Article I. Definitions.........................................................1

Article II. The Merger.........................................................5

  2.1    The Merger............................................................5
  2.2    Closing...............................................................6
  2.3    Effective Time of the Merger..........................................6
  2.4    Effects of the Merger.................................................6
  2.5    Certificate of Incorporation and Bylaws...............................6
  2.6    Board of Directors and Officers.......................................6

Article III. Effect of the Merger on the Capital Stock of the
             Constituent Corporations; Exchange of Certificates..7

  3.1    Effect on Capital Stock...............................................7
  3.2    Exchange of Certificates.............................................10

Article IV. Approval; Amendment; Termination..................................13

  4.1    Approval.............................................................13
  4.2    Amendment............................................................13
  4.3    Termination..........................................................13

Article V. Representations and Warranties Regarding Soft Plus.................13

  5.1    Organization; Qualification..........................................13
  5.2    Subsidiaries.........................................................14
  5.3    Capital Structure....................................................14
  5.4    Authority; Noncontravention..........................................16
  5.5    Financial Statements.................................................17
  5.6    Absence of Undisclosed Liabilities...................................17
  5.7    Absence of Certain Changes of Events.................................18
  5.8    Litigation...........................................................18
  5.9    Compliance with Applicable Laws......................................19
  5.10   Soft Plus Benefit Plans..............................................19
  5.11   Employees............................................................21
  5.12   Taxes................................................................22
  5.13   State Takeover Statutes..............................................23
  5.14   Brokers..............................................................23
  5.15   Machinery and Equipment..............................................24
  5.16   Inventory............................................................24
  5.17   Leases...............................................................24
  5.18   Environmental Laws...................................................24
  5.19   Insurance............................................................24
  5.20   Intellectual Property; Year 2000.....................................24
  5.21   Bank Accounts, Letters of Credit and Powers of Attorney..............26
  5.22   Accounts and Notes Receivable........................................26

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  5.23   Accounts Payable.....................................................26
  5.24   Customers, Suppliers, Licensees and Consulting Agreements............26
  5.25   Absence of Defaults..................................................27
  5.26   No-Shop Agreement....................................................28
  5.27   Absence of Corrupt Practices.........................................28
  5.28   No Material Misstatements or Omissions...............................28

Article VI. Representations and Warranties Regarding the Principal
            Shareholders......................................................28

  6.1    Title to the Shares..................................................28
  6.2    Power and Capacity...................................................29
  6.3    Litigation...........................................................29
  6.4    Spousal Consent......................................................29
  6.5    Waiver of Claims.....................................................30
  6.6    Documents Delivered..................................................30
  6.7    Accredited Investor..................................................30
  6.8    Waiver of Rights.....................................................31
  6.9    No Ownership of USI Stock............................................31

Article VII. Representations and Warranties of USI and Acquisition............31

  7.1    Organization, Standing and Corporate Power...........................31
  7.2    Subsidiaries.........................................................31
  7.3    Capital Structure....................................................32
  7.4    Authority; Noncontravention..........................................32
  7.5    Litigation...........................................................33
  7.6    Issuance of Shares...................................................33
  7.7    Securities Exchange Act of 1934......................................33
  7.8    Absence of Undisclosed Liabilities...................................34
  7.9    Compliance with Applicable Laws......................................34
  7.10   No Material Misstatements or Omissions...............................35
  7.11   Receipt of Fairness Opinion..........................................35

Article VIII. Covenants Relating to Conduct of Business.......................35

  8.1    Conduct of Business by Soft Plus.....................................35
  8.2    No Solicitation by Soft Plus; No Revocation..........................37
  8.3    Standstill Agreements; Confidentiality Agreements....................37
  8.4    Advise of Changes....................................................37
  8.5    Fees and Expenses....................................................38
  8.6    Compliance with California Corporation Law
           and Section 280G of the Code.......................................38
  8.7    Additional Covenants.................................................38

Article IX. Additional Agreements.............................................39

  9.1    Post-Closing Registration Rights.....................................39
  9.2    Registration of Soft Plus Options....................................40
  9.3    Employee Benefit Plans; Existing Agreements..........................40
  9.4    Lock-up and Market-out Agreement with Respect to USI Stock...........40
  9.5    Post-Closing Audit...................................................41
  9.6    Access to Information; Confidentiality...............................41
  9.7    Commercially Reasonable Best Efforts.................................41
  9.8    Public Announcements.................................................42
  9.9    Tax Treatment........................................................42

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  9.10   Resignation of Soft Plus Board of Directors..........................42
  9.11   Deliver of Books and Records.........................................42
  9.12   Blue Sky Laws........................................................42
  9.13   Listing of Additional Shares.........................................43
  9.14   USI Board Vacancy Appointment........................................43
  9.15   Indemnification of Officers and Directors............................43

Article X. Conditions Precedent...............................................44

  10.1   Conditions to Each Party's Obligation To Effect the Merger...........44
  10.2   Conditions to Obligations of USI and Acquisition.....................44
  10.3   Conditions to Obligations of Soft Plus...............................47
  10.4   Frustration of Closing Conditions....................................48

Article XI. Termination, Amendment and Waiver.................................49

  11.1   Termination..........................................................49
  11.2   Effect of Termination................................................49
  11.3   Extension; Waiver....................................................49
  11.4   Procedure for Termination, Amendment, Extension or Waiver............50

Article XII. Indemnification..................................................50

  12.1   Survival of Representations and Warranties...........................50
  12.2   Escrow Fund..........................................................50
  12.3   Indemnification......................................................51
  12.4   Claims in Excess of the Indemnity Threshold..........................52
  12.5   Escrow Period........................................................52
  12.6   Distributions; Voting................................................52
  12.7   Method of Asserting Claims...........................................53
  12.8   Soft Plus Shareholder Agent; Power of Attorney.......................53
  12.9   Waiver of Contribution...............................................53
  12.10  Indemnity by USI.....................................................53
  12.11  Effect of Investigation..............................................54
  12.12  Notice to the Indemnitor.............................................54
  12.13  Rights of Parties to Settle or Defend................................54
  12.14  Settlement Proposals.................................................55

Article XIII. General Provisions..............................................55

  13.1   Notices..............................................................55
  13.2   Interpretation.......................................................57
  13.3   Further Assurances...................................................57
  13.4   Counterparts.........................................................58
  13.5   Entire Agreement; No Third-Party Beneficiaries.......................58
  13.6   Governing Law........................................................58
  13.7   Dispute Resolution...................................................58
  13.8   Assignment...........................................................59
  13.9   Enforcement..........................................................59
  13.10  Headings.............................................................59
  13.11  Severability.........................................................59
  13.12  Time of the Essence..................................................60
  13.13  Exhibits and Schedules...............................................60

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated February 1, 2000, is by and among U.S. INTERACTIVE, INC., a Delaware corporation ("USI"), FIRST ACQUISITION CO., a Delaware corporation and a wholly owned subsidiary of USI ("Acquisition"), and SOFT PLUS, INC., a California corporation ("Soft Plus"), and certain shareholders of Soft Plus, MOHAN UTTARWAR, VIJAY UTTARWAR, VINAY DESHPANDE and O.P. SRINIVASAN (referred to collectively as the "Principal Shareholders").


                                   BACKGROUND


     The respective Boards of Directors of USI, Acquisition and Soft Plus have approved and declared advisable this Agreement and the merger of Soft Plus with and into Acquisition (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, no stated par value, of Soft Plus ("Soft Plus Common Stock"), other than shares owned by Soft Plus, will be converted as provided herein solely into the right to receive the Merger Consideration, consisting of the Share Consideration and the Cash Consideration, as such terms are defined herein.

     The respective Boards of Directors of USI, Acquisition and Soft Plus have each determined that the Merger in accordance with the provisions of the California General Corporation Law (the "CGCL") and Delaware General Corporation Law (the "DGCL"), and subject to the terms and conditions of this Agreement, and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals.

     USI, Acquisition and Soft Plus desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     For U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitute a plan of reorganization.

     Concurrently with the execution hereof, Principal Shareholders, Storm Ventures Fund I, LLC, and The Subhedar Revocable Trust, dated February 5, 1993 executed a consent in writing of a majority of the shareholders of Soft Plus to approve the Merger (the "Majority Shareholder Consent").

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                            Article I. Definitions.


         For purposes of this Agreement:

         1.1.1 An "affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

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         1.1.2 "Agreement" or "this Agreement" means " this Agreement and Plan of Merger, together with the Exhibits and Schedules. All Schedules referenced herein have been delivered to USI prior to the execution hereof. All references to "Schedules" herein refer to such previously delivered Schedules.

         1.1.3 A "business day" means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in Pennsylvania.

         1.1.4 "Cash Consideration" means $100 million, consisting of the Closing Cash Consideration and the USI Note.

         1.1.5 "Cash Consideration Ratio" means the quotient of (a) one (1) divided by (b) Soft Plus Shares Outstanding.

         1.1.6 "Cash Consideration Value Per Share" means the quotient of (a) the Cash Consideration divided by (b) Soft Plus Shares Outstanding.

         1.1.7 "Certificate" or "Certificates" means certificates evidencing shares of Soft Plus Common Stock or Soft Plus Preferred Stock.

         1.1.8 "Closing Cash Consideration" means $20 million.

         1.1.9 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.1.10 "Escrow Agent" means Chase Manhattan Trust Company, or such other institution selected by the mutual agreement of USI and the Soft Plus Shareholder Agent.

         1.1.11 "Escrow Agreement" means that certain escrow agreement referenced in Section 3.1.5 below.

         1.1.12 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         1.1.13 "Expense Threshold" means $1.0 million in the aggregate, for legal expenses not in excess of $500,000 and for consulting fees not in excess of $500,000 (other than the fees of First Albany Corporation).

         1.1.14 "Filings" means any registration, declaration or filing with any Governmental Entity.

         1.1.15 "Fully Diluted Share Number" means the aggregate number of shares of the Soft Plus Common Stock issued and outstanding as of the Closing on a fully-diluted basis, including all shares of Soft Plus Common Stock issuable upon exercise of all Soft Plus Options (under any Soft Plus Option Plan), shares of Soft Plus Common Stock into which Soft Plus Preferred Stock are convertible and warrants to purchase Soft Plus Preferred Stock or Soft Plus Common Stock, all of which are reflected in Schedules 5.3.1 and 5.3.3.

         1.1.16 "GAAP" means generally accepted accounting principles.


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         1.1.17 "Governmental Entity" means a court, arbitration tribunal, governmental department, commission, authority, board, bureau, agency or other instrumentality of the United States, any state or commonwealth of the United States, any foreign county or other sovereign.

         1.1.18 "Indemnity Damages Limit" means the sum of (a) ten percent (10%) of the Merger Value, plus (b) the principal amount of the USI Note until such time that the USI Note is paid in full.

         1.1.19 "Indemnity Threshold" means $250,000.

         1.1.20 "knowledge" means, with respect to any statement herein, to the best of the knowledge, information and belief of the Person making such statement after having made due inquiry; for any Person which is not an individual means, with respect to any specific matter, the knowledge of such Person's executive officers and other officers having primary responsibility for such matter, in each case obtained in the conduct of their duties after due inquiry.

         1.1.21 "Liens" means pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

         1.1.22 "material adverse change" or "material adverse effect" means, when used in connection with Soft Plus or USI, any change, effect, event, occurrence or state of facts that is, or is reasonably likely to be, materially adverse to the business, financial condition or results of operations of such party and its Subsidiaries taken as a whole; provided, however, the following are deemed not to constitute either a material adverse change or material adverse effect, either alone or in combination: (a) a change in the market price or trading volume of USI Common Stock, unless the price of USI Common Stock becomes less than $14; (b) conditions affecting internet professional services industry, as a whole; (c) conditions affecting the U.S. economy, as a whole; (d) any effect arising primarily out of or resulting primarily from actions contemplated by the parties in connection with the Agreement or which is primarily attributable to the announcement of the Agreement and the transactions contemplated thereby (to the extent so attributable); and (e) actions or events permitted under the Agreement.

         1.1.23 "Merger Consideration" means the Share Consideration and the Cash Consideration.

         1.1.24 "Merger Value" means the sum of (a) the Share Consideration, multiplied by the USI Closing Date Price, plus (b) the Cash Consideration.

         1.1.25 "Nasdaq" means The Nasdaq Stock Market, Inc.

         1.1.26 "Optionholder Exchange Ratio" means the quotient of (a) Soft Plus Per Share Value, divided by (b) the USI Closing Date Price.

         1.1.27 "Permits" means a governmental authorization, approval, order, license, franchise, consent or permit from an applicable Governmental Entity.

         1.1.28 "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.


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         1.1.29 "Professional Fees" means the fees described in Section 8.5.

         1.1.30 "SEC" means the United States Securities and Exchange
Commission.

         1.1.31 "Securities Act" means the Securities Act of 1933, as amended.

         1.1.32 "Share Consideration" means 4.8 million shares of USI Common Stock.

         1.1.33 "Shareholder Exchange Ratio" means the quotient of (a) Shareholder Per Share Value, divided by (b) the USI Closing Date Price.

         1.1.34 "Shareholder Per Share Value" means Soft Plus Per Share Value, minus the Cash Consideration Value Per Share.

         1.1.35 "Soft Plus Closing Ratio" means, with respect to each Soft Plus Shareholder, the number of shares of Soft Plus Common Stock and Soft Plus Preferred Stock held by such Shareholder (on a fully diluted basis) divided by the number of shares of Soft Plus Common Stock and Soft Plus Preferred Stock held by all Soft Plus Shareholders (on a fully diluted basis). When reference is made herein to "pro rata share" of Cash Consideration, it means, with respect to any Soft Plus Shareholder, the product of the Cash Consideration multiplied by the Soft Plus Closing Ratio for each such Soft Plus Shareholder.

         1.1.36 "Soft Plus Common Stock" means the common stock of Soft Plus, no par value.

         1.1.37 "Soft Plus Debt" means the sum of Soft Plus's outstanding long-term and short-term debt, as set forth in the 1999 Financial Statements, as such term is defined in Section 5.5.1.

         1.1.38 "Soft Plus Debt Ceiling" means $3.5 million.

         1.1.39 "Soft Plus Shares Outstanding" means the Fully Diluted Share Number minus the number of shares of Soft Plus Common Stock subject to Soft Plus Options as set forth in Section 5.3.3.

         1.1.40 "Soft Plus Option" means an option to purchase Soft Plus Common Stock.

         1.1.41 "Soft Plus Optionholder" means a holder of a Soft Plus Option as of the Closing.

         1.1.42 "Soft Plus Per Share Value" means the quotient of (a) the Share Consideration multiplied by USI Closing Date Price, plus the Cash Consideration, divided by (b) the Fully Diluted Share Number.

         1.1.43 "Soft Plus Preferred Stock" means the preferred stock of Soft Plus, no par value, of Soft Plus.


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         1.1.44 "Soft Plus Shareholder" or "Soft Plus Shareholders" means a holder or the holders as of the Closing of the Soft Plus Common Stock and/or the Soft Plus Preferred Stock and/or any security with rights to purchase or convert into Soft Plus Common Stock and/or Soft Plus Preferred Stock, including without limitation, any warrants to purchase shares of Soft Plus Series B Preferred Stock or shares of Soft Plus Common Stock.

         1.1.45 "Soft Plus Shareholder Agent" means Mohan Uttarwar, the Person appointed by the Soft Plus Shareholders for the purposes provided in the Escrow Agreement.

         1.1.46 "Soft Plus Shareholder Agent Agreement" means the agreement in the form of Exhibit A attached hereto, among the Soft Plus, the Soft Plus Shareholder Agent and the Soft Plus Shareholders, to appoint the Soft Plus Shareholder Agent to act on behalf of the Soft Plus Shareholders as provided herein.

         1.1.47 A "Subsidiary" of any Person means a Person in which a Person has any interest, direct or indirect, including, without limitation, voting or non-voting stock, membership or partnership interest, or other evidence of or right to acquire any interest in such Person by such Person.

         1.1.48 "Unvested Soft Plus Shares" means shares of Soft Plus Common Stock that are not fully vested (and, therefore, are subject to a right of repurchase by Soft Plus) and held by the Persons listed on Schedule 3.2.8.2.

         1.1.49 "USI Closing Date Price" means the average closing price (as of 4 P.M. E.S.T or earlier closing time) of USI Common Stock as reported by Nasdaq on the three trading days immediately prior to the Closing Date.

         1.1.50 "USI Common Stock" means the common stock, par value $0.001 per share, of USI.

         1.1.51 "USI Note" means the promissory note of USI in the original principal amount of $80 million in the form of Exhibit B.

                            Article II. The Merger.

     2.1 The Merger.

     Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the CGCL, Soft Plus shall be merged with and into Acquisition on the Closing Date. Following the effective time of the Merger (the "Effective Time"), Acquisition shall be the surviving company (the "Surviving Company"), continuing its corporate existence under, and shall succeed to and assume all the rights and obligations of Soft Plus in accordance with, the CGCL. The name of the Surviving Company from and after the Effective Time shall be "SoftPlus, Inc." Unless otherwise required by Section 407 of the CGCL (regarding fractional shares), and except as provided in Section 3.2.9 (relating to dissenters' rights), the Merger Consideration is the sole consideration Soft Plus Shareholders shall receive hereunder in exchange for their shares of Soft Plus Common Stock and/or Soft Plus Preferred Stock.


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     2.2 Closing.

     The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing shall take place at the offices of USI's counsel, Dilworth Paxson LLP, 3200 Mellon Bank Center, 1735 Market Street, Philadelphia, PA. At the time of Closing, the Closing certificates, opinions of counsel and other documents to be delivered pursuant to this Agreement will be exchanged.

     2.3 Effective Time of the Merger.

     The Merger shall become effective on the Closing Date upon the filing of the Certificate of Merger (described below). On the Closing Date the parties shall cause to be filed a Certificate of Merger (in the form of Exhibit C attached hereto, which shall have attached thereto the articles of incorporation of Acquisition in the form of Exhibit D attached hereto) with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL (the "Certificate of Merger") and with the Secretary of State of the State of California in accordance with the provisions of the CGCL.

     2.4 Effects of the Merger.

     On the Effective Time of the Merger, the Merger shall have the legal effect provided in section 259 of the DGCL and section 1107 of the CGCL.

     2.5 Certificate of Incorporation and Bylaws.

         2.5.1 The articles of incorporation of Acquisition shall be in the form of Exhibit D attached hereto, until thereafter amended as provided therein and by law.

         2.5.2 The bylaws of Acquisition shall be in the form of Exhibit F attached hereto, until thereafter amended as provided therein and by law.

     2.6 Board of Directors and Officers.

         2.6.1 The directors of Acquisition immediately prior to the Closing Date shall be the directors of Acquisition, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         2.6.2 The officers of Acquisition immediately prior to the Closing Date shall be the officers of Acquisition, until the earlier of their resignation or removal or their respective successors are duly elected and qualified, as the case may be.


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    Article III. Effect of the Merger on the Capital Stock of the Constituent
                     Corporations; Exchange of Certificates.

     3.1 Effect on Capital Stock.

     As of the Closing Date, by virtue of the Merger and without any action on the part of the holder of any shares of Soft Plus Common Stock, Soft Plus Preferred Stock (or warrants to acquire Soft Plus Common Stock or Soft Plus Preferred Stock) or any shares of capital stock of Acquisition:

         3.1.1 Capital Stock of Acquisition. Each issued and outstanding share of capital stock of Acquisition shall remain an issued and outstanding share of common stock of Acquisition.

         3.1.2 Cancellation of Treasury Stock. Each share of Soft Plus Common Stock that is owned by Soft Plus shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         3.1.3 Conversion of Soft Plus Common Stock, Preferred Stock, Options and Warrants.

               3.1.3.1 Subject to Sections 3.1.4 and 3.1.5, each share of the Soft Plus Common Stock issued and outstanding and held by a Soft Plus Shareholder as of the Closing Date (other than shares to be canceled in accordance with Section 3.1.2 above) shall be converted into the right to receive that number of shares of USI Common Stock equal to the Shareholder Exchange Ratio, rounded down to the nearest whole number, plus a portion of the Cash Consideration equal to the product of (a) the Cash Consideration Ratio multiplied by (b) the Cash Consideration.

               3.1.3.2 Subject to Sections 3.1.4 and 3.1.5, each share of the Soft Plus Preferred Stock issued and outstanding and held by a Soft Plus Shareholder as of the Closing Date and each warrant to purchase Soft Plus Preferred Stock issued and outstanding as of the Closing Date (with the number of shares subject to such warrant being calculated based on a net exercise basis in accordance with the terms of the warrant) shall be converted into the right to receive that number of shares of USI Common Stock equal to the Shareholder Exchange Ratio, rounded down to the nearest whole number, plus a portion of the Cash Consideration equal to the product of (a) the Cash Consideration Ratio multiplied by (b) the Cash Consideration.

               3.1.3.3 On and after the Closing Date, subject to Section 3.2.9 below, each Soft Plus Shareholder holding a Certificate or Certificates shall cease to have any rights with respect thereto and shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, except the right to receive a portion of the Merger Consideration upon surrender of such Certificate in accordance with Section 3.2, without interest, and no transfer of shares of Soft Plus Common Stock or Soft Plus Preferred Stock shall be made on the stock transfer books of Acquisition.

               3.1.3.4 The existing Soft Plus option plans (the "Option Plans") and form of option grant are in the forms attached hereto as Exhibit G and the options (vested and unvested) to purchase Soft Plus Common Stock outstanding now and as of the Closing Date (the "Soft Plus Options") are listed on Schedule
5.3.3. At the Effective Time, the Soft Plus Options shall by virtue of the


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Merger and without any further action on the part of Soft Plus or the holder thereof, be assumed by USI in accordance with this Section 3.1.3.4 Each such Soft Plus Option so assumed by USI under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plans immediately prior to the Effective Time, except that (i) such Soft Plus Option will be exercisable for that number of whole shares of USI Common Stock equal to the product of the number of shares of Soft Plus Common Stock that were issuable upon exercise of such Soft Plus Option immediately prior to the Effective Time multiplied by the Optionholder Exchange Ratio and rounded down to the nearest whole number of shares of USI Common Stock, and (ii) the per share exercise price for the shares of USI Common Stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of Soft Plus Common Stock at which such Soft Plus Option was exercisable immediately prior to the Effective Time by the Optionholder Exchange Ratio, rounded up to the nearest whole cent. Each Soft Plus Optionholder shall be vested in the option to purchase USI Common Stock in the same proportion that such Soft Plus Optionholder was vested in his or her Soft Plus Option as of the Closing Date, and shall continue to vest in the option to purchase USI Common Stock in accordance with the same vesting schedule applicable to such Soft Plus Optionholder's Soft Plus Option prior to the Closing Date with respect to service performed for USI following the Closing Date. It is the intention of the parties that the Soft Plus Options assumed by USI qualify following the Effective Time as incentive stock options as defined in section 422 of the Code if, and only to the extent, such Soft Plus Options qualified as incentive stock options prior to the Effective Time.

               3.1.3.5 On and after the Closing Date, each Soft Plus Optionholder holding a Soft Plus Option shall cease to have any rights as an Optionholder of Soft Plus, except for his, her or its rights as a holder of Soft Plus Options to purchase USI Common Stock pursuant to the terms of the Soft Plus Option Plans and applicable grant letters, and no transfer of Soft Plus Options shall be made on the transfer books of Acquisition. Following the Closing, USI will provide written notice to each person who immediately prior to the Effective Time was a Soft Plus Optionholder of USI's assumption of such Soft Plus Option.

               3.1.3.6 All outstanding warrants to purchase Soft Plus Common Stock shall terminate unexercised by virtue of the Merger and without any action on the part of the holder thereof.

         3.1.4 Adjustment of the principal amount of the USI Note. At the Closing or in connection with the Post-Closing Audit (as defined in Section 9.5), the principal amount of the USI Note shall be adjusted as provided in this
Section 3.1.4. If the principal amount of the USI Note is not outstanding at the time such adjustment is to be made under this Section 3.1.4, then USI shall be entitled to receive Escrow Shares with a value (based on the USI Closing Date Price) equal to the adjustment required by this Section 3.1.4. If the Post-Closing Audit requires an adjustment that has an effect on more than one of the following subsections, then USI shall have the right to select only one of the subsections so effected for purposes of the adjustment required under this
Section 3.1.4. Any adjustment hereunder shall considered a reduction of the original consideration paid by USI hereunder.

               3.1.4.1 The principal amount of the USI Note shall be reduced by the amount the Soft Plus Debt as of the Closing Date exceeds the Soft Plus Debt

Ceiling, as determined in connection with the Post-Closing Audit if any Soft Plus Debt from and after the date hereof is incurred other than in accordance with Section 8.1.1.6.

               3.1.4.2 The principal amount of the USI Note shall be reduced by the amount the Post-Closing Audit determines Soft Plus's shareholders' equity is less than $2.2 million (Soft Plus's shareholders' equity as reported on its financial statements as at December 31, 1999), before taking into account deferred stock compensation charges.

               3.1.4.3 The principal amount of the USI Note shall be reduced by the product of (a) the amount the Post-Closing Audit determines Soft Plus's gross revenue for 1999 is less than $24 million (Soft Plus's projected gross revenue based on its financial statements for the period ended December 31,
1999), multiplied by (b) the dollar amount resulting from dividing the Merger Value by $24 million.

               3.1.4.4 The principal amount of the USI Note shall be reduced by the Professional Fees paid by USI in accordance with Section 8.5 in excess of the Expense Threshold.

               3.1.4.5 The principal amount of the USI Note shall be reduced by the aggregate cost to acquire all right, title and interest of the minority shareholders in Soft Plus Systems Private Limited (India), including all legal fees and related regulatory costs and expenses in excess of $10,000.

         3.1.5 Escrow Shares. USI Common Stock equal to ten percent (10%) of the Merger Value (that number of shares equal to ten percent of the quotient of (a) the Merger Value divided by (b) the USI Closing Date Price, herein the "Escrow Shares") will be issued to the Escrow Agent to hold, subject to the following sentence, for a period of one year following the Closing Date as escrow agent in accordance with an escrow agreement, by and among USI, the Soft Plus Shareholder Agent on behalf of all Soft Plus Shareholders and the Escrow Agent to be executed and delivered at the Closing in the form attached hereto as Exhibit H (the "Escrow Agreement") for purposes of the indemnification provided in Article
XII. The cost and expense of such escrow and the Escrow Agent shall be borne equally by USI and the Principal Shareholders. If USI pays the full cost of such fees and expenses, it may set-off against the principal amount of the USI Note, or make a claim against the Escrow Fund, as USI may elect, the share of such fees and expenses of the Principal Shareholders.

         3.1.6 Anti-Dilution Provisions. If USI changes (or establishes a record date for changing) the number of shares of USI Common Stock issued and outstanding prior to the Closing Date as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding USI Common Stock and the record date therefor shall be prior to the Closing Date, the Shareholder Exchange Ratio and the Optionholder Exchange Ratio shall be proportionately adjusted to reflect fully such split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction.

     3.2 Exchange of Certificates.

         3.2.1 Surrender of Certificates and Disbursement. Subject to the terms hereof and upon the surrender of the Certificates to USI (or to an agent for such purpose designated by USI) by each Soft Plus Shareholder together with a Letter of Transmittal substantially in the form of Exhibit I (the "Letter of Transmittal") and any necessary stock powers and other documents (including forms W-9 and W-8, as required by USI or Acquisition), duly executed and, if required, with signatures notarized or guaranteed, each holder of such Certificates shall be entitled to receive in exchange therefor USI Common Stock, a pro rata portion of Closing Cash Consideration, and a pro rata portion of the cash proceeds of the USI Note once the USI Note is paid in full in accordance with its terms as provided herein and therein. Upon such surrender, USI or its designee will promptly tender or cause to be tendered the USI Common Stock and the pro rata portion of Closing Cash Consideration to each such holder. If USI engages a third party to act as the paying agent hereunder, the fees and expenses thereof shall be borne one-half by USI and one-half by the Principal Shareholders. If USI pays the full cost of such fees and expenses, it may set-off against the principal amount of the USI Note, or make a claim against the Escrow Fund, as USI may elect, the share of such fees and expenses of the Principal Shareholders.

         3.2.2 Transferred Certificates. If USI Common Stock and Closing Cash Consideration is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the delivery of the USI Common Stock and the cash portion of the Cash Consideration at the Closing that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock transfer powers and any other documents required by USI and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Soft Plus Shareholder Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of USI or its designee that such taxes have been paid or are not required to be paid.

         3.2.3 Delivery of USI Common Stock. At the Closing USI or its designee shall deliver to each Soft Plus Shareholder who has complied with the delivery requirements of Section 3.2.1 above such Soft Plus Shareholder's pro rata share of the Closing Cash Consideration, and as promptly as reasonably and commercially possible following the Closing USI shall deliver or cause to be delivered by USI or its designee a certificate in the name of each Soft Plus Shareholder representing that number of whole shares of USI Common Stock, in each case as such Soft Plus Shareholder is entitled; provided, however, USI shall retain the per share Closing Cash Consideration with respect to any Unvested Soft Plus Shares, which USI shall hold, together with in accordance with Section 3.2.8. If USI delivers shares of USI Common Stock and the Closing Cash Consideration with its designee, or upon delivery of the same to each such Soft Plus Shareholder, none of USI, Acquisition or the Soft Plus shall have any further liability to the Soft Plus Shareholders with respect to the USI Common Stock to be delivered at the Closing.

         3.2.4 Delivery of the USI Note. At the Closing, USI shall deliver to the Soft Plus Shareholder Agent the USI Note to be held by the Soft Plus Shareholder Agent in accordance with the Soft Plus Shareholder Agent Agreement until the USI Note is paid in full in accordance with its terms. Each Soft Plus Shareholder shall be entitled to receive a pro rata portion of the proceeds of the USI Note when paid in full, based on the relative number of shares of USI Common Stock received at or in connection with the Closing by Soft Plus Shareholders, as the same may be reduced to reflect shares of USI Common Stock into which Unvested Soft Plus Shares are converted and exchanged in connection with the Merger that are repurchased in accordance with the provisions of
Section 3.2.8.

         3.2.5 Delivery of USI Common Stock to the Escrow Agent. At the Closing, USI shall deliver certificates representing the Escrow Shares to the Escrow Agent for holding pursuant to the terms of the Escrow Agreement.

         3.2.6 Delivery of Soft Plus Common Stock. In order for a Soft Plus Shareholder to receive the Merger Consideration to which such Soft Plus Shareholder is entitled, such Soft Plus Shareholder shall comply with the delivery requirements of Section 3.2.1 above. Each such Certificate or an attached stock power shall be duly and validly endorsed in the name of Acquisition and in proper form for transfer.

         3.2.7 No Fractional Shares. As permitted by Section 407 of the CGCL, fractional shares shall be disregarded for all Soft Plus Shareholders who, if fractional shares were to be issued in connection with the Merger, would otherwise have received a fraction of a share of USI Common Stock that represents less than one-half of one percent (.5%) of the total shares of USI Common Stock any Soft Plus Shareholder is entitled to receive in connection with the Merger. No certificates or scrip representing fractional shares of USI Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of USI shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of USI.

         3.2.8 Certain Restrictions.

               3.2.8.1 Certain shares of Soft Plus Common Stock were issued under and subject to certain Restricted Stock Purchase Agreements. Such shares of Soft Plus Common Stock that remain unvested immediately following the Closing are referred to herein as the Unvested Soft Plus Shares. The shares of USI Common Stock into which Unvested Soft Plus Shares are exchanged in accordance with the terms hereof shall continue to be subject to the terms and conditions of such Restricted Stock Purchase Agreements, and a legend regarding such terms and conditions shall be set forth on such Certificates, in addition to any other applicable legend thereon.

               3.2.8.2 Each of the Soft Plus Shareholders listed on Schedule
3.2.8.2 will hold the number of Unvested Soft Plus Shares set forth such Schedule as of the Closing Date. Shares of USI Common Stock into which such Unvested Soft Plus Shares are converted and exchanged in connection with the Merger shall remain unvested and shall remain subject to a right of repurchase by USI, as provided in the foregoing subsection. Until the time such shares become fully vested and are no longer subject to repurchase by USI, USI shall hold and retain such shares and the per share Closing Cash Consideration to which a holder of a Unvested Soft Plus Shares would otherwise be entitled in connection with the Merger. USI shall release such shares and the applicable Closing Cash Consideration as promptly as commercially reasonable following the date such shares become fully vested and are no longer subject to a right of repurchase.

               3.2.8.3 Shares of USI Common Stock that are not exchanged in accordance with the terms hereof, if any, and only to the extent permitted by law, including the provisions of applicable escheat laws, shall not be issued by USI to a former Soft Plus Shareholder, but shall be retained to satisfy claims, if any, arising from or relating to any verbal offer, commitment, understanding or agreement to issue any equity interest in Soft Plus to any Person. Any shares not so exchanged shall be returned to the treasury of USI.

         3.2.9 Dissenting Shares.

               3.2.9.1 Each outstanding share of Soft Plus Common Stock or Soft Plus Preferred Stock held by a Soft Plus Shareholder who has demanded and perfected his or her right to an appraisal of his or her shares in accordance with section 1301 of the CGCL and who has not effectively withdrawn or lost such right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive USI Common Stock or a pro rata share of the Cash Consideration based upon the Shareholder Exchange Ratio (as the same may be adjusted in accordance with the terms hereof) pursuant to Section 3.1.3 and the other provisions of this Article III, but the holder thereof shall be entitled only to such rights as are granted by Chapter 13 of the CGCL. Each holder of Dissenting Shares who becomes entitled to payment for Soft Plus Common Stock or Soft Plus Preferred Stock then owned pursuant to Chapter 13 of the CGCL shall receive payment therefor from USI in accordance with the CGCL.

               3.2.9.2 If any Soft Plus Shareholder who demands appraisal of his, her or its shares under Chapter 13 of the CGCL shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its right to appraisal, each share of Soft Plus Common Stock and/or Soft Plus Preferred Stock held by such Soft Plus Shareholder, and each shall automatically be converted into the right to receive that number of shares of USI Common Stock equal to the Shareholder Exchange Ratio, rounded down to the nearest whole number, plus a portion of the Cash Consideration equal to the product of (a) the Cash Consideration Ratio multiplied by (b) the Cash Consideration, and all such shares of Soft Plus Common Stock and Soft Plus Preferred Stock shall be delivered in accordance with the provisions of this Article III.

               3.2.9.3 Prior to the Closing, Soft Plus shall give USI and Acquisition prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Chapter 13 of the CGCL received by Soft Plus. From and after the Closing USI shall give the Soft Plus Shareholder Agent prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Chapter 13 of the CGCL received by Acquisition.

         3.2.10 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the delivery to USI or its designee of a notarized affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, USI or its designee will cause to be issued the allocable USI Common Stock and Cash Consideration to such Person; provided, however, that as a condition to such issuance USI or its designee may, in its discretion, require the owner of such lost or destroyed Certificate to give USI or its designee a bond in such sum as USI or its designee may reasonably direct as indemnity against any claim that may be made with respect to the Certificate alleged to have been lost, stolen or destroyed.

         3.2.11 Legends. Each stock certificate evidencing the USI Common Stock, whether delivered at the Closing or to the Escrow Agent, shall be designated with such legend or legends as shall be deemed necessary or appropriate by USI upon the advice of its counsel.

                 Article IV. Approval; Amendment; Termination.

     4.1 Approval.

     Soft Plus, Acquisition, and USI each agree to execute and deliver such further documents and instruments and to do such other acts and things as may be necessary and appropriate to complete all requisite corporate action in connection with the transactions contemplated by this Agreement.

     4.2 Amendment.

     This Agreement may be amended by the parties hereto notwithstanding the approval hereof by the Majority Shareholder Consent, except as provided in section 1104 of the CGCL and section 251(d) of the DGCL, as applicable pursuant to section 252(e) of the DGCL. Any such amendment must be in writing signed on behalf of each of the parties

     4.3 Termination.

     This Agreement may be terminated, notwithstanding the foregoing approvals as provided in Article XI hereof.

         Article V. Representations and Warranties Regarding Soft Plus.

     As a material inducement for Acquisition and USI to enter into and consummate the transactions contemplated hereby, the Principal Shareholders, jointly and severally (but in all events subject to the provisions of Article
XII), represent and warrant to Acquisition and USI as follows, subject to such exceptions as are specifically disclosed in the Schedules referred to in the following Section, dated as of the date of this Agreement and delivered by the Principal Shareholders to USI and Acquisition prior to the execution and delivery of this Agreement. Any exceptions set forth on a particular Schedule that specifically references a Section or subsection of this Agreement shall be deemed to qualify only the representation, warranty, covenant, statement or certificate delivered in connection herewith to which it specifically relates unless specifically incorporated in and cross-referenced in another Schedule.

     5.1 Organization; Qualification.

     Each of Soft Plus and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate is not reasonably likely to have a material adverse effect on Soft Plus or any of its Subsidiaries. Each of Soft Plus and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing, licensing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a material adverse effect on Soft Plus. Copies of the articles of incorporation and bylaws of Soft Plus heretofore delivered to USI are accurate and complete as of the date hereof and as of the Closing Date.

     5.2 Subsidiaries.

     Schedule 5.2 sets forth a true, correct and complete list of (a) the name and jurisdiction of incorporation of each Subsidiary of Soft Plus in which Soft Plus owns, directly or indirectly, capital stock, (b) the total number of shares of each class of capital stock of each Subsidiary authorized, the number of such shares outstanding and the number of such shares owned by Soft Plus or any of the Subsidiaries (indicating the name of the owner), and (c) a true, correct and complete list of the directors and officers of Soft Plus and each Subsidiary. All of the issued and outstanding shares of each Subsidiary have been duly and validly authorized and issued and are fully paid, nonassessable and free of preemptive rights. No shares of any Subsidiary have been issued in violation of the preemptive rights of any shareholder of such Subsidiary. The shares of each Subsidiary were issued in compliance with all applicable federal, state and foreign securities laws and regulations, and are owned as set forth in Schedule 5.2, free and clear of any and all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Except for Soft Plus's ownership of the Subsidiaries as disclosed on Schedule 5.2 and as may be otherwise described in such Schedule, Soft Plus does not, directly or indirectly, have any ownership or other interest in, or control of, any Person, nor is Soft Plus an affiliate of any Person other than the shareholders of Soft Plus set forth on Schedule 3.2.3. The interests in Soft Plus Systems Private Limited (India) not otherwise owned by Soft Plus (the "Indian Subsidiary Minority Interest") are subject to repurchase on and after May 1, 2000 (the "India Repurchase"), Soft Plus has executed a memorandum of understanding in the form of Exhibit I-1 ("MOU") which assuming due authorization, execution and delivery by the other parties thereto, creates a valid and binding agreement, enforceable in accordance with its term, for Soft Plus to acquire the Indian Subsidiary Minority Interest in accordance with applicable law and without interfering with the on-going operations of Soft Plus Systems Private Limited (India). Soft Plus is the equitable owner of 89.96% interest in Soft Plus Systems Private Limited (India), has applied for the necessary and appropriate authorization for the issuance to Soft Plus of such equity interest in Soft Plus Systems Private Limited (India), and to the knowledge of the Principal Shareholders there is no reason why such authorization will not be granted.

     5.3 Capital Structure.

         5.3.1 Soft Plus is authorized to issue two classes of shares, designed "Common Stock" and "Preferred Stock," respectively, both of which are without par value. The total number of shares of Common Stock Soft Plus is authorized to issue is 20,000,000. The total number of shares of Preferred Stock Soft Plus is authorized to issue is 5,000,000 shares of which 2,000,000 are designed as "Series A Preferred Stock" and 1,000,000 are designed as "Series B Preferred Stock." As of the date hereof and as of the Closing Date, 13,227,582 shares of the Soft Plus Common Stock are issued and outstanding; 1,250,000 shares of the Series A Preferred Stock are issued and outstanding; and 844,514 shares of the Series B Preferred Stock are issued and outstanding; which are and will be held by the shareholders of Soft Plus listed on Schedule 5.3.1 in such amounts as are set forth on such Schedule and such Shareholders reside at the address indicated on such schedule.

         5.3.2 There are no shares of the Soft Plus Common Stock held by Soft Plus in its treasury.

         5.3.3 Three Million, Eight Hundred Fifty-seven Thousand, Seven Hundred and Ninety-seven (3,857,797) Soft Plus Options are issued and outstanding, and held by those Soft Plus Optionholders listed on Schedule 5.3.3 in such amounts and with the vesting, exercise prices and exercise dates set forth on such

Schedule, and except as set forth on such schedule are incentive stock options (as defined under section 422 of the Code) and 1,245,000 Soft Plus Options are reserved for issuance. Schedule 5.3.3 sets forth a true, correct and complete list of all Soft Plus Options (vested and unvested, whether pursuant to a written agreement or plan, or verbal) to purchase Soft Plus Common Stock outstanding under the Option Plans, and none of the Soft Plus Options accelerate or are otherwise effected by the Merger other than being converted into a right to acquire shares of USI Common Stock as provided herein. Except as set forth on
Schedule 5.3.3, all Soft Plus Options have been granted in the forms of option grant attached hereto as Exhibit G with no material variation in the terms thereof.

         5.3.4 A warrant to purchase 90,000 shares of Soft Plus Series B Preferred Stock, with a strike price of $1.64 per share is issued and outstanding as of the date hereof (the "Series B Warrant"). A warrant to purchase 15,000 shares of Soft Plus Common Stock with a strike price of $4.00 is issued and outstanding as of the date hereof (individually, the "Common Stock Warrant" and collectively with the Series B Warrant, the "Soft Plus Warrants").

         5.3.5 No bonds, debentures, notes or other indebtedness of Soft Plus having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Soft Plus Shareholders may vote are issued or outstanding.

         5.3.6 Except as set forth on Schedule 5.3.6, all of the Soft Plus Common Stock, Soft Plus Preferred Stock have been duly and validly authorized and issued and are fully paid and nonassessable and all of the Soft Plus Options and the Soft Plus Warrants have been duly and validly authorized and issued, including authorization of each of the Option Plans by the Board of Directors of Soft Plus and the Soft Plus Shareholders within twelve (12) months after adoption thereof by Soft Plus; none have been issued in violation of the preemptive rights of any Soft Plus Shareholder or Soft Plus Optionholder; all were issued in compliance with all applicable federal and state securities laws and regulations. A rescission offer under applicable California securities laws (the "Rescission Offer") has been made to all holders of Soft Plus Options and shares of Soft Plus Common Stock issued upon exercise of Soft Plus Options, in each case granted pursuant to Soft Plus's 1997 Stock Option Plan or 1999 Stock Option Plan, evidence of which has been provided to USI.

         5.3.7 Except as specifically described in this Section 5.3 or set forth in Schedule 5.3.7, (x) there are not issued, reserved for issuance or outstanding any shares of capital stock or other voting securities of Soft Plus, any securities of Soft Plus convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Soft Plus, any warrants, calls, options or other rights to acquire from Soft Plus or any Soft Plus Subsidiary, and no obligation of Soft Plus or any Soft Plus Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Soft Plus and (y) there are not any outstanding obligations of Soft Plus or any Soft Plus Subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, except as contemplated hereby. Soft Plus is not a party to any voting agreement with respect to the voting of any such securities. There are no outstanding (A) securities of Soft Plus or any Soft Plus Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Soft Plus Subsidiary, (B) warrants, calls, options or other rights to acquire from Soft Plus or any Soft Plus Subsidiary, and no obligation of Soft Plus or any Soft Plus Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Soft Plus Subsidiary or
(C) obligations of Soft Plus or any Soft Plus Subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Soft Plus subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Other than the Soft Plus Subsidiaries set forth on Schedule 5.2, Soft Plus does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other Person.

         5.3.8 Each Soft Plus Shareholder who acquired shares of Soft Plus Common Stock under a restricted stock purchase agreement filed an election under section 83(b) of the Code, and Soft Plus has received a copy of each such election.

     5.4 Authority; Noncontravention.

         5.4.1 Soft Plus has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Soft Plus and the consummation by Soft Plus of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate action on the part of Soft Plus, subject only to providing notice to Soft Plus Shareholders as provided in
Section 8.6.1. This Agreement has been duly executed and delivered by Soft Plus and, assuming due authorization, execution and delivery by USI and Acquisition, constitutes legal, valid and binding obligations of Soft Plus, enforceable against Soft Plus in accordance with its terms.

         5.4.2 Without limiting the other provisions of Section 5.4.1 above, the Board of Directors of Soft Plus, at a meeting duly called and held has, in light of and subject to the terms and conditions set forth herein, determined that this Agreement, the Merger and the other transactions contemplated hereby are fair and in the best interests of the Soft Plus Shareholders.

         5.4.3 Except as set forth on Schedule 5.4.3, the execution and delivery of this Agreement by Soft Plus does not, and the performance by Soft Plus of its obligations hereunder will not, (a) violate or conflict with any provision of the articles of incorporation or bylaws of Soft Plus, or any amendments thereto or restatements thereof, as in effect on the date hereof, (b) violate any of the terms, conditions or provisions of any applicable law, rule, regulation, order, writ, injunction, judgment or decree of any Governmental Entity applicable to Soft Plus or (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease, agreement, license, franchise, permit, guaranty, joint venture agreement, or other agreement, instrument or obligation, oral or written, to which Soft Plus is a party (whether as an original party or as an assignee or successor) or by which any of its properties is bound. No Permit is, and no Filings are, required in connection with the execution, delivery and performance of this Agreement by Soft Plus and the consummation of the transactions contemplated hereby, except
(i) the receipt of a Tax Clearance Certificate from the California Franchise Tax Board, (ii) the filing of the Certificate of Merger, together with the required officers' certificates with the Secretary of State of the State of Delaware and the Secretary of State of the State of California,. and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a material adverse effect on Soft Plus and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement. The only consents or waivers of third parties to contracts set forth on Schedule 5.4.3 necessary for USI, Acquisition and Soft Plus to enter this Agreement and to consummate the transactions contemplated hereby are set forth on Schedule 10.2.2; the consents or waivers of third parties to contracts omitted from Schedule 10.2.2 are not necessary for USI, Acquisition and Soft Plus to enter this Agreement and to consummate the transactions contemplated hereby and the failure to obtain such consents or waivers of the parties to the contracts omitted from Schedule 10.2.2 do not and will not have a material adverse effect individually or in the aggregate on Soft Plus or its Subsidiaries.

     5.5 Financial Statements.

         5.5.1 Except as set forth in Schedule 5.5.1, Soft Plus has previously furnished to USI true, correct and complete copies of the following financial statements with respect to Soft Plus and its Subsidiaries (the "Financial Statements"): (i) audited balance sheets, statements of operations, shareholders' equity, and cash flows for each of the calendar years ended 1997 and 1998; and (ii) unaudited balance sheet, statement of operations, and statement of cash flows for the calendar year ended December 31, 1999. The Financial Statements for the calendar year ended December 31, 1999 is referred to herein as the "1999 Financial Statements."

         5.5.2 The Financial Statements were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other and that of preceding accounting periods, except to the extent of reclassification within cost categories in order to conform with USI's financial reporting practices. The Financial Statements were prepared on the basis of the books and records of Soft Plus and its Subsidiaries, and fully, fairly and accurately present the financial position of Soft Plus and its Subsidiaries as of the dates thereof and the results of operations and changes in financial position of Soft Plus and its Subsidiaries for each of the periods then ended. USI shall not be entitled to indemnification for a breach of the representation set forth in this Section 5.5.2 regarding the 1999 Financial Statements if and only to the extent USI is entitled to reduce the principal amount of the USI Note in accordance with Section 3.1.4.

         5.5.3 On the Closing Date, there will be no restrictions on the availability of cash of Soft Plus and its Subsidiaries in banks and on hand, except clearance of checks in the ordinary course of business.

         5.5.4 The accounts and other receivables as set forth on the Financial Statements, and arising since the date thereof, are based on actual and bona fide services rendered or the sale, rental or license of equipment, merchandise, supplies and software by Soft Plus in the ordinary course of the business of Soft Plus and its Subsidiaries, and except as specifically identified in the Financial Statements none of such accounts receivable have been billed in advance of providing such services, sales, rentals or licensing.

     5.6 Absence of Undisclosed Liabilities.

     Except as disclosed on Schedule 5.6, Soft Plus and its Subsidiaries have no obligations or liabilities of any nature (matured or unmatured, fixed or contingent), including without limitation (a) obligations or liabilities pursuant to all Soft Plus Benefit Plans (as that term is defined in Section 5.10), including all unfunded past service costs, (b) obligations or liabilities pursuant to all bonus, incentive, compensation, insurance, deferred compensation, severance and other fringe benefit plans, contracts, agreements, arrangements and programs of any type, coverage or form, including, without limitation, any employee welfare benefit program as defined in section 3(1) of ERISA, and (c) obligations or liabilities for vacation pay, other than (i) those set forth or adequately provided for in the Financial Statements, (ii) those incurred in the ordinary course of business and not required to be set forth in the Financial Statements under GAAP, and (iii) those incurred in the ordinary course of business since the December 31, 1999, and consistent with past practice.

     5.7 Absence of Certain Changes of Events.

     Except as set forth on Schedule 5.7 or otherwise disclosed herein, since December 31, 1999, there has not been (a) any issuance of any shares of capital stock, declaration, setting aside or payment of any dividend, any grant of options not disclosed on Schedule 5.3.3, any execution of any agreements with respect to any shares of capital stock or any other of Soft Plus's and its Subsidiaries' securities or any distribution with respect to shares of Soft Plus's capital stock; (b) any material changes made to any Soft Plus Benefit Plans, including any modification, amendment, revision, restatement or revision or any action to deplete any asset of any of the Soft Plus Benefit Plans; (c) any material adverse change in Soft Plus's or its Subsidiaries' business or the results of their respective operations; (d) any damage, destruction or casualty loss, whether covered by insurance or not, adversely affecting the assets or the respective business; (e) (i) any increase in the rate or terms of compensation payable to or to become payable to Soft Plus's or any of its Subsidiaries' employees in excess of 10% in the aggregate for all such employees, officers, directors or consultants, or (ii) any modifications in employee benefits to Soft Plus's or any of its Subsidiaries' employees; (f) any creation of or assumption of any mortgage, pledge, or other lien or encumbrance upon any of the assets of Soft Plus or any of its Subsidiaries; (g) any incurrence of any additional debt for money borrowed by Soft Plus or any of its Subsidiaries; (h) any sale, assignment, lease, transfer or other disposition of any of the assets of Soft Plus or any of its Subsidiaries other than in the usual and ordinary course of business consistent with past practice; (i) any imposition or incurring of any obligation or liability, fixed or contingent not in the ordinary course of business of Soft Plus or any of its Subsidiaries; (j) other than as a result of completion of an engagement or otherwise in the ordinary course of business, any termination or alteration of Soft Plus's or its Subsidiaries' relationship with its or their customers that, during any period in the last two (2) years, accounted for more than 5% in the aggregate of Soft Plus's or any of its Subsidiaries' respective sales; (k) INTENTIONALLY OMITTED; (l) any change in the general character of Soft Plus's or its Subsidiaries' business and properties; or (m) any change in any method of accounting or accounting practice or policy of Soft Plus or any of its Subsidiaries.

     5.8 Litigation.

         5.8.1 Except as set forth in Schedule 5.8.1, as of the date hereof: (i) there are no actions, suits, arbitrations, legal or administrative proceedings or investigations threatened or pending or claims asserted against Soft Plus or any of its Subsidiary of which Soft Plus or any of its Subsidiaries has knowledge and Soft Plus and the subsidiaries have no knowledge of any basis for such actions, suits arbitrations, legal or administrative proceedings; and (ii) neither Soft Plus nor any of the subsidiaries nor the assets, properties or business of any of them is subject to any judgment, order, writ, injunction or decree of any Governmental Entity.

         5.8.2 Soft Plus and the subsidiaries are not a party to any suit, action, arbitration or legal, administrative, governmental or other proceeding or investigation pending or, to the knowledge of Soft Plus or any of its Subsidiaries, threatened which might have an adverse effect or restrict the ability of Soft Plus or any of its Subsidiaries to consummate the transactions contemplated by this Agreement or to perform its obligations thereunder.

         5.8.3 There is no judgment, order, injunction or decree of any Governmental Entity to which Soft Plus or any of its Subsidiaries is subject which might have an adverse effect or restrict the ability of Soft Plus or any of its Subsidiaries to consummate the transactions contemplated by this Agreement or to perform its obligations thereunder.

     5.9 Compliance with Applicable Laws.

     Soft Plus, its Subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations, approvals, work permits and visas of all Governmental Entities which are required for the employment or engagement of its and their employees and the operation of the businesses of Soft Plus and its Subsidiaries (the "Soft Plus Permits"). Soft Plus and its Subsidiaries have complied with, are not in violation of, and have not received any notices of violation with respect to and are in compliance with the terms of the Soft Plus Permits, and all applicable statutes, laws, ordinances, rules and regulations except applicable statutes, laws, ordinances, rules and regulations other than referenced in the first sentence of this Section 5.9 the non-compliance with which would cost $10,000 to correct or satisfy the applicable penalty or fine on an individual basis or $100,000 in the aggregate, or the non-compliance with which would not have a material adverse effect on Soft Plus and its Subsidiaries. No action, demand or investigation by any Governmental Entity and no suit, action or proceeding by any Person, in each case with respect to Soft Plus or any of its Subsidiaries or any of their respective properties, is pending or, to the knowledge of Soft Plus, threatened that could reasonably be expected to have an adverse effect on Soft Plus or impair the ability of Soft Plus to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement.

     5.10 Soft Plus Benefit Plans.

          5.10.1 Schedule 5.10.1 lists all employee benefit (including multiemployer) plans, funds or programs (within the meaning of the Code or ERISA), whether or not they are or are intended to be (a) covered or qualified under the Code, ERISA or any other applicable law of the United States, any state or commonwealth of the United States, any foreign county or other sovereign, (b) funded or unfunded, or (c) generally available to all employees of Soft Plus, which are maintained and/or contributed to by Soft Plus ("Soft Plus Benefit Plans"). For purposes of this Section 5.10.1, references to Soft Plus shall include any corporation which is a member of a controlled group of corporations (as defined in section 414(b) of the Code) which includes Soft Plus; any trade or business (whether or not incorporated) which is under common control (as defined in section 414(c) of the Code) with Soft Plus; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in section 414(m) of the Code) which includes Soft Plus; and any other entity required to be aggregated with Soft Plus pursuant to regulations under section 414(o) of the Code.

          5.10.2 Soft Plus has delivered to USI (i) copies of all Soft Plus Benefit Plans documents and other instruments relating to all Soft Plus Benefit Plans sponsored solely by Soft Plus or any of its Subsidiaries, if any, (ii) copies of the most recent financial statements with respect to such Soft Plus Benefit Plans, if any, (iii) true, correct and complete copies of all annual reports for such Soft Plus Benefit Plans prepared within the past [three (3) years], if any, and (iv) all filings with respect to such Soft Plus Benefit

Plans submitted to and any correspondence received by Soft Plus or any of its Subsidiaries from any Government Entity within the past two (2) years with respect to such filings, if any.

          5.10.3 Except as set forth on Schedule 5.10.3, Soft Plus Benefit Plans which are intended to be qualified under section 401(a) of the Code and exempt from tax under section 501(a) of the Code have received or may rely upon a determination letter or opinion issued by the IRS that the plan is so qualified and such determination remains in effect and has not been revoked, or there is time remaining in which to apply for a determination letter from the IRS with respect to such initial and continuing qualified status and make such amendments as may be required by the IRS within the remedial amendment period under Code section 401(b) as set forth by regulation, IRS notice or pronouncement. Neither Soft Plus nor any of its Subsidiaries has taken or omitted to take any action since the date of any such determination which would adversely affect such qualification or exemption, or result in the imposition of excise taxes or tax on unrelated business income under the Code or ERISA.

          5.10.4 Except in the case of multiemployer plans, (i) no reportable event (as defined in section 4043 of ERISA or the regulations thereunder) for which the reporting requirements have not been fully waived, or accumulated funding deficiency whether or not waived (as defined in section 302 of ERISA), or liability to the Pension Benefit Guaranty Corporation ("PBGC") under section 4062 of ERISA, or any prohibited transaction (as defined in section 406 of ERISA or section 4975 of the Code and not otherwise exempt under ERISA or the Code), nor other fiduciary violations has occurred and/or exists with respect to any Soft Plus Benefit Plans; (ii) except as set forth Schedule 5.10.4, each of the Soft Plus Benefit Plans and provisions thereof, the trusts created thereby, and the operation of the Soft Plus Benefit Plans is currently in compliance with and conform to applicable provisions of the Code (including but not limited to section 412), ERISA, other statutes, and rules and regulations of applicable Governmental Entities, except with respect to such amendments as are not required to have been made to such Soft Plus Benefit Plans as of the Closing Date; and (iii) no funding or other obligations for a Soft Plus Benefit Plan will be triggered as a result of the Merger or the transactions contemplated hereby.

          5.10.5 There is no tolling agreement (an agreement that extends the applicable statute of limitations) signed, no action, audit, suit or claim pending or, threatened in writing relating to any of the Soft Plus Benefit Plans, fiduciary of any such Soft Plus Benefit Plans or assets of any such Soft Plus Benefit Plans, before any court, tribunal or government agency and there are no other claims (other than routine claims for benefits under the Soft Plus Benefit Plans).

          5.10.6 Soft Plus has delivered to USI the most recent audit reports, actuarial reports and annual reports for the Soft Plus Benefit Plans, if any.

          5.10.7 Neither Soft Plus nor any of its Subsidiaries has, with respect to any multiemployer plan, suffered or caused a complete withdrawal or partial withdrawal (as such terms are respectively defined in sections 4203 and 4205 of ERISA).

          5.10.8 With respect to any Soft Plus Benefit Plan that is an employee welfare benefit plan within the meaning of section 3(1) of ERISA (a "Welfare Plan"), neither Soft Plus nor any of its Subsidiaries has any knowledge or received written notice that (a) any such Welfare Plan the contributions to which are claimed as a deduction under any provision of the Code is not currently in compliance with all applicable requirements pertaining to such deduction, (b) with respect to any welfare benefit fund within the meaning of section 419 of the Code that comprises part of a Welfare Plan, there is no disqualified benefit within the meaning of section 4976(b) of the Code that would subject Soft Plus to a tax under section 4976(a) of the Code, or (iii) with respect to any group health plan, there is no failure to meet the requirements of section 4980(B)(f) of the Code that would subject Soft Plus to the tax under section 4980(B)(b), or with respect to years beginning before the effective date of such section, any such Plan that was a group health plan within the meaning of section 162(i)(3) of the Code as of that date did not meet all of the then requirements of section 162(k) of the Code.

     5.11 Employees.

          5.11.1 Schedule 5.11.1 sets forth a list of the names, titles, work locations and current annual salary rates of and bonuses paid or payable to all present officers and employees of Soft Plus and its Subsidiaries ("Employees") , and Schedule 5.11.1B sets forth a list of extended offers of employment or inter-company transfer as of January 28, 2000.

          5.11.2 Except as set forth in Schedule 5.11.2, neither Soft Plus nor any of its Subsidiaries has any employment agreement with, maintains any Plans or has any obligations for any employee benefits or bonuses with respect to, any Employees not otherwise disclosed herein. All Employees are employed by Soft Plus on an "at will" basis. Neither Soft Plus nor any of its Subsidiaries has received a written notice of default with respect to any such agreements.

          5.11.3 Except as set forth on Schedule 5.11.3, Schedule 5.11.3A, and
Schedule 5.11.3B, neither Soft Plus nor any of its Subsidiaries has any existing obligations for bonuses or deferred compensation to Employees or any employment agreements, severance agreement or change of control agreements with any Employees, officers or directors.

          5.11.4 Soft Plus and its Subsidiaries are in compliance with all applicable requirements regarding employment of the United States, any state or commonwealth of the United States, any foreign county or other sovereign, including all record-keeping or other employment-related obligations. Neither Soft Plus nor any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to its Employees and no collective bargaining agreement is being negotiated by Soft Plus or any of its Subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Soft Plus or any of its Subsidiaries pending or, to the knowledge of Soft Plus, threatened which may interfere with the respective business activities of Soft Plus or any of its Subsidiaries. As of the date of this Agreement, to the knowledge of Soft Plus, none of Soft Plus, any of its Subsidiaries or any of their respective representatives or Employees has committed any unfair labor practice in connection with the operation of the respective business of Soft Plus or any of its Subsidiaries, and there is no charge or complaint against Soft Plus or any of its Subsidiaries by the National Labor Relations Board or any comparable federal, state or foreign governmental agency pending or threatened in writing.

          5.11.5 Except as set forth on Schedule 5.11.5, no Employee will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Soft Plus Benefit Plan as a result of the transactions contemplated by this Agreement (except as required under Code section 411(d)(3)). Except as set forth on Schedule 5.11.5, no amount payable, or economic benefit provided, by Soft Plus or its Subsidiaries (including any acceleration of the time of payment or vesting of any benefit) would likely be considered an "excess parachute payment" under section 280G of the Code, nor is any Person entitled to receive any additional payment from Soft Plus or its Subsidiaries or any other Person (a "Parachute Gross-Up Payment") in the event that the excise tax of section 4999 of the Code is imposed on such Person.

          5.11.6 Each Employee working in the United States is either a citizen of the United States or resident alien, possesses a valid visa or work permit to be present and working in the United States. Schedule 5.11.6 sets forth the name of each Employee working in the United States or who Soft Plus has committed or intends to engage as an Employee in the United States who is not a United States citizen as set forth on Schedule 5.11.1 and the visa or work permit for such Employee to work or be present in the United States, the expiration date of such visa or work permit, and the status of any pending visa, work permit or "green card" and set forth on Schedule 5.11.6, as applicable, is a completed and executed form or other document to amended each such Soft Plus Permit in connection with the Merger.

          5.11.7 Except as set forth on Schedule 5.11.7, each Employee has executed and delivered to Soft Plus and/or its Subsidiary a confidentiality agreement requiring each such Employee to maintain in confidence all information relating to Soft Plus and its Subsidiaries.

     5.12 Taxes.

          5.12.1 Each of Soft Plus and its Subsidiaries has timely filed all tax returns as defined in Section 5.12.8 required to be filed by it and all such tax returns are true, correct and complete (or requests for extensions to file such tax returns have been timely filed, granted and have not expired). Soft Plus and each of its Subsidiaries has paid (or Soft Plus has paid on its behalf) all taxes (as defined in Section 5.12.8) shown as due on such tax returns or otherwise due or payable, and the most recent financial statements of Soft Plus reflect an adequate reserve for all taxes payable by Soft Plus and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          5.12.2 No deficiencies for any taxes have been proposed, asserted or assessed against Soft Plus or any of its Subsidiaries that are not adequately reserved for.

          5.12.3 Neither Soft Plus nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of section 355(e) of the Code) in conjunction with the Merger.

          5.12.4 Neither Soft Plus nor any of its Subsidiaries has executed any waiver or extension of any statute of limitations on the assessment or collection of any taxes or with respect to any liability arising therefrom. Neither Soft Plus nor any of its Subsidiaries has any liability for the taxes of any Person pursuant to section 1.1502-6 of the Treasury Regulations promulgated under the Code or comparable provisions of any taxing authority in respect of any consolidated, combined or unitary tax return. There are no tax liens on any assets of Soft Plus or any of its Subsidiaries, other than liens for current taxes not yet due and payable and liens for taxes that are being contested in good faith by appropriate proceedings.

          5.12.5 No consent under section 341(f) of the Code (relating to sale of stock of a corporation) has been filed with respect to Soft Plus or any of its Subsidiaries.

          5.12.6 There are no tax sharing agreements (an agreement among a group of affiliated taxpayers to share tax benefits among the affiliated group) or similar arrangements with respect to or involving Soft Plus or any of its Subsidiaries. Soft Plus and each of its Subsidiaries is in compliance with the terms and conditions of any applicable tax exemptions, tax agreements or tax orders of any government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

          5.12.7 As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, franchise, gross receipts, employment, property, sales and use, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (x) or (y).

          5.12.8 As used in this Agreement, "tax returns" shall include any tax return, declaration or estimated tax, tax report or other tax statement, or any similar filing, including any schedule or attachment thereto, and including any amendment thereof, required to be submitted to any Governmental Entity with respect to any tax.

     5.13 State Takeover Statutes.

     The Board of Directors of Soft Plus has unanimously approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and such approval, together with the Majority Shareholder Consent, constitutes approval of the Merger and the other transactions contemplated by this Agreement by the Soft Plus Board of Directors under the provisions of section 1101 of the CGCL. To the knowledge of Soft Plus, no other state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

     5.14 Brokers.

     Except for First Albany Corporation and set forth on Schedule 5.14, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Soft Plus. Schedule 5.14 sets forth is a true, correct and complete list of all fees and expenses of Soft Plus or any of the Principal Shareholders, including without limitation the fees of First Albany Corporation, in connection with the Merger, execution, delivery and performance hereunder, and Soft Plus has furnished to USI true, correct and complete copies of all agreements under which any such fees or expenses are payable, including without limitation the agreement with First Albany Corporation, and all indemnification and other agreements related to the engagement of the Persons to whom such fees are payable, all of which shall be paid by USI in accordance with Section 8.5 below, and which shall reduce the principal amount of the USI Note as provided in Section 3.1.4 above to the extent such expenses exceed the Expense Threshold. If the USI Note is not outstanding at the time such adjustment is to be made under Section 3.1.4 above, then USI shall be entitled to receive Escrow Shares with a value equal to the adjustment required by Section 3.1.4 above.

     5.15 Machinery and Equipment.

     Set forth on Schedule 5.15 is a list of fixed assets as maintained on the books of Soft Plus and its Subsidiaries as of December 31, 1999.

     5.16 Inventory.

     Set forth on Schedule 5.16 is a description of all classes of inventory owned by Soft Plus and it Subsidiaries as of the December 31, 1999.

     5.17 Leases.

     Set forth on Schedule 5.17 is a list of all outstanding leases or licenses pursuant to which Soft Plus and its Subsidiaries have (i) obtained the right to use or occupy any real or personal property, or (ii) granted to any other party the right to use any real or personal property described herein. Soft Plus has heretofore delivered or made available to USI or Acquisition copies of all the written leases and licenses described on Schedule 5.17, together with all amendments thereto.

     5.18 Environmental Laws.

     Soft Plus and its Subsidiaries are not in violation in any material respect of any federal, state, foreign and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes

     5.19 Insurance.

     Schedule 5.19 contains a description of all policies or binders of insurance insuring Soft Plus and each of its Subsidiaries (including without limitation, "keyman" insurance, any errors and omissions insurance) or any directors and officers (in their capacity as such) thereof or any of its properties or assets (specifying the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number, the premium and any agent or broker). Soft Plus has no outstanding performance bonds which have been delivered to any Person in connection with the business and operations of Soft Plus and its Subsidiaries.

     5.20 Intellectual Property; Year 2000.

          5.20.1 All patents, trademarks, trade names and service marks which Soft Plus and its Subsidiaries own or utilize and all registrations granted and/or applications pending therefor, if any, are listed on Schedule 5.20.1. Soft Plus and its Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, copyrights and other proprietary intellectual property rights and computer programs (the "Intellectual Property Rights") used or useable in the conduct of the business of Soft Plus and its Subsidiaries.

          5.20.2 Neither Soft Plus nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights or other proprietary information of any other Person. Neither Soft Plus nor any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or other conflict (including any claim that Soft Plus or any such Subsidiary must license or refrain from using any Intellectual Property Rights or other proprietary information of any other Person) which has not been settled or otherwise fully resolved. To the knowledge of the Principal Shareholders, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property Rights of Soft Plus or any of its Subsidiaries.

          5.20.3 To the knowledge of the Principal Shareholders USI's use of the Intellectual Property Rights will not interfere with, infringe upon, misappropriate or otherwise come into conflict with the Intellectual Property Rights of any other Person.

          5.20.4 All software/computer applications owned or licensed from others ("Software Applications") are, when used in accordance with associated documentation on a specified platform or platforms, capable upon installation of
(i) operating in the same manner on dates in both the twentieth and twenty-first centuries and (ii) accurately processing, providing and receiving date data from, into and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and making leap-year calculations. The year 2000 date change does not adversely affect the systems and facilities that support the operations of Soft Plus and its Subsidiaries. Without limiting the generality of the foregoing, except as set forth on Schedule 5.20.4 the Software Applications:

                 5.20.4.1 operate prior to, during and after the calendar year 2000 A.D., and more specifically, operate during each such time period without error relating to date data, including any error relating to, or the product of, date data which represents or references different centuries or more than one century;

                 5.20.4.2 do not abnormally end or provide invalid or incorrect results as a result of date data, including date data which represents or references different centuries or more than one century;

                 5.20.4.3 are capable of date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century;

                 5.20.4.4 all of Soft Plus's vendors who provide hardware or software (except for "off the shelf" software) for Soft Plus's information systems ("Technology Vendors") have provided Soft Plus assurances of their year 2000 compliance; and

                 5.20.4.5 Soft Plus has not notified all of its customers regarding any potential "year 2000" problem contained in any software or other products sold or licensed to such customers at any time.

          5.20.5 Except as set forth on Schedule 5.20.5, any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called "Developments") either alone or with others that any employee of Soft Plus made, created, discovered or reduced to practice that related to the business of Soft Plus or any of the products or services being developed, manufactured or sold by Soft Plus or which may be used in relation therewith, resulted from tasks assigned such employee by Soft Plus, constitute "work made for hire" and are the sole and absolute property of Soft Plus. Notwithstanding anything set forth on Schedule 5.20.5, Soft Plus owns or possesses intellectual property rights necessary for the conduct of its business as now conducted and proposed to be conducted without any conflict with or infringement of the rights of others.

     5.21 Bank Accounts, Letters of Credit and Powers of Attorney.

     Schedule 5.21 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of Soft Plus and its Subsidiaries (Schedule 5.21 also sets forth, opposite the identification of each such account or box by its account or box number, the name, address, telephone number, and contact Person for the bank or other institution where such account or box is located, the account balance or description of the box contents, and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of Soft Plus and its Subsidiaries (setting forth, in each case, the name, address, telephone number, and contact Person for each financial institution issuing such letter of credit, the maximum amount available under such letter, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (c) the name, address, and telephone number of each Person who has a power of attorney to act on behalf of Soft Plus and its Subsidiaries. Soft Plus has heretofore delivered to USI true, correct and complete copies of each letter of credit and each power of attorney described on
Schedule 5.21.

     5.22 Accounts and Notes Receivable.

     Schedule 5.22 sets forth a true, correct and complete list, as of December 31, 1999, setting forth, by customer or obligor (Schedule 5.22 also sets forth, opposite the name of each customer or obligor, the address and telephone number for such customer or obligor), an aging of the accounts and notes receivable of Soft Plus and its Subsidiaries in categories of less than 31 days due, 31 to 60 days due, 61 to 90 days due and 91 days or greater due.

     5.23 Accounts Payable.

     Schedule 5.23 sets forth a true, correct and complete list, as of December 31, 1999, of all of the accounts payable of Soft Plus and its Subsidiaries, setting forth, by vendor (Schedule 5.23 also sets forth, opposite the name of each vendor, the address and telephone number for such vendor), an aging of the accounts payable of Soft Plus and its Subsidiaries in categories less than 31 days due, 31 to 60 days due, 61 to 90 days due and 91 days or greater due.


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

     5.24 Customers, Suppliers, Licensees and Consulting Agreements.

          5.24.1 Except as otherwise indicated thereon, Schedule 5.24 lists each and every document not otherwise listed on any other Schedule, for the following: (i) written contract or commitment to which Soft Plus or any of its Subsidiaries is a party which presently creates an aggregate obligation on the part of Soft Plus or any of its Subsidiaries in excess of $50,000; (ii) written debt instrument, including, without limitation, any loan agreements, promissory notes, security agreements or other evidences of indebtedness, where Soft Plus or any of its Subsidiaries is a lender or borrower; (iii) written contract or commitment restricting Soft Plus or any of its Subsidiaries from engaging in any line of business or in any geographic area; (iv) written contract or agreement to which Soft Plus or any of its Subsidiaries is a party (whether as an original party or an assignee or successor) for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other Person or entity; (v) written contract or commitment to which Soft Plus or any of its Subsidiaries is a party (whether as an original party or an assignee or successor) for any charitable contribution; (vi) written loan agreement, security agreement, note, debenture, or other contract or commitment (except for this Agreement) limiting or restraining Soft Plus or any of its Subsidiaries from declaring, setting aside, authorizing or making payment of any dividend or any distribution, whether in cash or property; (vii) written joint venture or partnership agreement to which Soft Plus or any of its Subsidiaries is a party (whether as an original party or as an assignee or successor); (viii) written agreement or agreements to which Soft Plus or any of its Subsidiaries is a party (whether as an original party or as an assignee or successor) with respect to any assignment, discounting or reduction of any receivables, other than normal trade discounts, of Soft Plus or any of its Subsidiaries; (ix) written distributorship, sales agency, sales representative, brokerage marketing agreement, including without limitation, agreements with insurance companies which presently creates an aggregate obligation on the part of Soft Plus or any of its Subsidiaries in excess of $50,000; (x) existing agreements, options, commitments or rights with, to or in any third party to acquire any assets or properties, real, personal or mixed, or any interest therein, of Soft Plus or any of its Subsidiaries; (xi) a list of all clients of Soft Plus and its Subsidiaries as of December 31, 1999; (xii) agreements with affiliates.

          5.24.2 Soft Plus and its Subsidiaries have heretofore delivered to USI or Acquisition true, correct and complete copies of all documents described in
Schedule 5.24. There are no oral contracts or commitments of the types described in this Section 5.24 which create an aggregate obligation on the part of Soft Plus or any of its Subsidiaries in excess of $50,000. There are no contracts or commitments between Soft Plus or its Subsidiaries, on the one hand, and any Person who is an affiliate of Soft Plus, on the other, except as listed on
Schedule 5.24 or agreements referred to in this Agreement.

     5.25 Absence of Defaults.

     Except as set forth in Schedule 5.25: (a) neither Soft Plus nor its Subsidiaries has received notice that it has not complied with and performed all of its obligations required to be performed under all contracts, agreements and leases to which it is a party (whether as an original party or as an assignee or successor) as of the date hereof, or that it is in default in any respect under any contract, agreement, lease, undertaking, commitment or other obligation which presently creates an aggregate obligation on the part of Soft Plus or any of its Subsidiaries in excess of $50,000; and (b) Soft Plus and its Subsidiaries have no knowledge that any party has failed to comply in any respect with or perform all of its obligations required to be performed under any contract, agreement or lease to which Soft Plus or any of its Subsidiaries is a party (whether as an original party or as an assignee or successor) as of the date hereof under which there is a present aggregate obligation in excess of $50,000.

     5.26 No-Shop Agreement.

     During the times that such agreements were in effect, until the date hereof, Soft Plus has complied in all respects with its obligations under the non-binding letter of understanding, as well as the letter of confidentiality, by and among Soft Plus and the Principal Shareholders on the one hand and USI on the other, dated November 18, 1999.

     5.27 Absence of Corrupt Practices.

     To the knowledge of the Principal Shareholders, neither Soft Plus nor any officer of Soft Plus, nor any employee or agent of Soft Plus (nor any Person acting on behalf of any of the foregoing) has since Soft Plus's date of incorporation, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Soft Plus or assist Soft Plus in connection with any actual or proposed transaction, which, if not given in the past, might have had a material adverse effect on the business or prospects of Soft Plus, or which, if not continued in the future, might materially adversely affect the business of Soft Plus, or which might subject Soft Plus to suit or penalty in any private or governmental litigation or proceeding.

     5.28 No Material Misstatements or Omissions.

     Neither this Agreement nor the representations and warranties by the Principal Shareholders contained herein or in any documents, instruments, certificates or Schedules furnished pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts contained herein and therein not misleading. There is no fact that is known to the Principal Shareholders which adversely affects the business, operations, affairs or condition of Soft Plus which has not been set forth in this Agreement or in the documents, instruments, certificates or Schedules furnished pursuant hereto.

Article VI. Representations and Warranties Regarding the Principal Shareholders.

         Each Principal Shareholder represents and warrants to Acquisition and USI as to himself that with respect to such Principal Shareholder as follows:

     6.1 Title to the Shares.

     Such Principal Shareholder is the lawful record and beneficial owner of, and has good and marketable title to, the number of shares of Soft Plus Common Stock and Soft Plus Preferred Stock, set forth opposite the name of such Principal Shareholder on Schedule 5.3.1, free and clear of any and all liens, security interests, charges, claims, pledges or other encumbrances and any other rights of any third party pursuant to any agreement; (ii) there are no existing agreements, subscriptions, options, warrants, calls, commitments, trusts (voting or otherwise), or rights of any kind whatsoever granting to any Person or entity any interest in or the right to purchase or otherwise acquire any of such Principal Shareholder's shares of Soft Plus Common Stock or Soft Plus Preferred Stock at any time, or upon the happening of any stated event; and (iii) there are no proxies, agreements or understandings with respect to the voting of such Principal Shareholder's shares of Soft Plus Common Stock or Soft Plus Preferred Stock.

     6.2 Power and Capacity.

         6.2.1 Such Principal Shareholder has full right, power and legal capacity to execute, deliver and perform his obligations under this Agreement and to vote his shares of Soft Plus Common Stock and Soft Plus Preferred Stock in favor of the Merger and to execute and deliver the Majority Shareholder Consent to approve the Merger and this Agreement pursuant to the terms hereof.

         6.2.2 The execution and delivery of this Agreement by such Principal Shareholder, and the consummation by such Principal Shareholder of the transactions herein contemplated and the fulfillment by such Principal Shareholder of the terms hereof, will not require any consent, approval, authorization, or order of, notice to or filing with, any Governmental Entity (except as may be required under the Securities Act, or state blue sky laws) and will not result in a breach of any of any indenture, mortgage, deed of trust or other agreement or instrument to which such Principal Shareholder is a party, or of any order, rule or regulation applicable to such Principal Shareholder of any Governmental Entity having jurisdiction.

         6.2.3 The execution and delivery of an employment agreement by Mohan Uttarwar in the form of Exhibit Q, and the employment of all the Principal Shareholders by USI and/or Acquisition in the business heretofore conducted by Soft Plus and USI does not and will not violate or conflict with any provision of any contract to which such Principal Shareholders are a party, including without limitation, Sections 10 and 11 of those certain Digital Tools Incorporated Consulting Agreements between Digital Tools Incorporated and the Principal Shareholders, dated as of April 7, 1997.

     6.3 Litigation.

         6.3.1 Such Principal Shareholder is not a party to any suit, action, arbitration or legal, administrative, governmental or other proceeding or investigation pending or, to the knowledge of such Principal Shareholder, threatened which would adversely affect or restrict the ability of such Principal Shareholder to consummate the transactions contemplated by this Agreement or to perform his obligations hereunder.

         6.3.2 There is no judgment, order, injunction or decree of any Governmental Entity to which such Principal Shareholder is subject which would adversely affect or restrict the ability of such Principal Shareholder to consummate the transactions contemplated by this Agreement or to perform his obligations hereunder.

     6.4 Spousal Consent.

     The Person executing the Spousal Consent, if any, delivered in connection with such Principal Shareholder's execution of this Agreement is the only Person who holds any community property rights, by virtue of marriage or otherwise, in connection with such Principal Shareholder's shares of Soft Plus Common Stock.

     6.5 Waiver of Claims.

     The Principal Shareholders have no claim against Soft Plus, and do hereby release Soft Plus from any and all claims which they now have or may have against Soft Plus, including any claims arising from or in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger. Each of the Principal Shareholders has express notice of the provisions of California Civil Code Section 1542, which provides as follows:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him might have materially affected his settlement with the debtor."

and being aware of said Code section, waives any rights he may have thereunder as well as under any statutes or common law principles of similar effect in any other states or any other jurisdiction or under federal law. Notwithstanding the foregoing, nothing contained herein shall be deemed to waive or release any rights or benefits that each Principal Shareholder may have pursuant to Article XII below.

         The foregoing shall not be a waiver of any claim to payments due to and accrued on the books and records of Soft Plus prior to the Effective Date, nor shall it act as a wavier of any right to indemnification for a claim made or asserted by or on behalf of a Person not a party hereto, or an employee or affiliate of Soft Plus, whether such indemnification arises by way of insurance, under Soft Plus's bylaws or contact if consistent with the articles of incorporation of Soft Plus and the applicable provisions of the CGCL.

         Notwithstanding the immediately preceding sentence, the foregoing is specifically intended to waive any rights to severance or other payments that are or may be due as a result of the termination of the employment agreement of each Principal Shareholder with Soft Plus in connection with the Merger, it being acknowledged and agreed that the employment with Soft Plus shall not end as a result of said termination.

     6.6 Documents Delivered.

     The Soft Plus Shareholder Agent has received and distributed to the Soft Plus Shareholders for review USI's third quarter report on Form 10-Q for the third quarter of the fiscal year ended September 30, 1999, as filed with the SEC. The Soft Plus Shareholder Agent has received and distributed to the Soft Plus Shareholders for review: (1) the Merger Agreement; (2) the Soft Plus Shareholder Agent Agreement; and (3) the Escrow Agreement.

     6.7 Accredited Investor.

     Such Principal Shareholder resides at the residence set forth on Schedule
5.3.1. Such Principal Shareholder (a) is acquiring the USI Common Stock for investment for such Principal Shareholder's own account, with no intention of reselling or otherwise distributing the same, subject, nevertheless, to any requirement of law that the disposition of such Principal Shareholder's property shall at all times be within such Principal Shareholder's control, (b) is an "accredited investor" as defined in Regulation D under the Securities Act, (c) has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the investments made or to be made in connection with the acquisition and exercise of the USI Common Stock, (d) has, so far as such Principal Shareholder is aware, been provided all such information and access to information concerning such Principal Shareholder's investment hereunder as such Principal Shareholder's has requested from USI, and (e) acknowledges that the USI Common Stock to be delivered herein is not registered under the Securities Act, and each such certificate evidencing shall be designated with such legend or legends as shall be deemed necessary or appropriate by USI upon the advice of its counsel.

     6.8 Waiver of Rights.

     Each of the Principal Shareholders hereby waives, for such Principal Shareholder and such Principal Shareholder's heirs, legal representatives, successors and assigns, the right to exercise any and all statutory and/or contractual rights of redemption with respect to any of the shares of Soft Plus Common Stock and/or Soft Plus Preferred Stock and/or Soft Plus Options owned of record or beneficially by such Principal Shareholder, as well as the right to exercise any and all statutory and/or contractual rights of appraisal with respect to any of the Soft Plus Common Stock, Soft Plus Preferred Stock or the Soft Plus Options.

     6.9 No Ownership of USI Stock.

     Such Principal Shareholder does not own, directly or indirectly, beneficially or otherwise, any USI Common Stock.

      Article VII. Representations and Warranties of USI and Acquisition.

     As a material inducement for Soft Plus and the Principal Shareholders to enter into and consummate the transactions contemplated hereby, USI represents and warrants to Soft Plus and the Principal Shareholders as follows:

     7.1 Organization, Standing and Corporate Power.

     Each of USI and Acquisition is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing individually or in the aggregate is not reasonably likely to have a material adverse effect on USI. Each of USI and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate is not reasonably likely to have a material adverse effect on USI. USI has made available to Soft Plus prior to the execution of this Agreement true, correct and complete of its certificate of incorporation and bylaws and the certificate of incorporation and bylaws of USI and Acquisition, in each case as amended to date.

     7.2 Subsidiaries.

     Other than Acquisition, USI does not have any Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission).

     7.3 Capital Structure.

     As of the date hereof, the authorized capital stock of USI consists of 90 million shares of USI Common Stock, and 15 million shares of preferred stock, par value $0.001 ("USI Preferred Stock"). As of December 31, 1999,

         7.3.1 19,488,483 shares of USI Common Stock were issued and outstanding,

         7.3.2 1,062,709 shares of USI Common Stock were issued but held in treasury;

         7.3.3 no shares of USI Preferred Stock were issued and outstanding, and

         7.3.4 approximately 5,948,771 shares of USI Common Stock were reserved for issuance pursuant to outstanding stock options or other rights to purchase or receive USI Common Stock granted under USI's 1998 Performance Incentive Plan (the "1998 Incentive Plan"), the Amended and Restated 1998 Stock Option Plan (the "1998 SOP"), the Amended and Restated 1997 Stock Option Plan (the "1997 SOP"), and the Amended and Restated 1996 Stock Option Plan (formerly Digital Evolution, Inc. Stock Option Plan) (the "1996 SOP") (collectively, the "USI Option Plans") (of which 3,402,972 were subject to outstanding stock options or other rights to purchase or receive USI Common Stock granted under the USI Stock Plans (collectively, "USI Stock Options"). Except as set forth in this Section 7.3, no shares of capital stock or other voting securities of USI are issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights ("SARs") or rights (other than the USI Stock Options) to receive shares of USI Common Stock on a deferred basis granted under the USI Stock Plans or otherwise. No bonds, debentures, notes or other indebtedness of USI having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of USI may vote are issued or outstanding. All outstanding shares of capital stock of USI are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. Other than warrants originally issued to Progress Capital, Inc. to purchase 70,000 shares of USI Common Stock and as otherwise disclosed in this Section 7.3.4, (x) USI has not issued and there are not outstanding any warrants, calls options or other rights to acquire from USI, and no obligation of USI to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of USI and (y) there are not any outstanding obligations of USI to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. USI is not a party to any voting agreement with respect to the voting of any such securities.

     7.4 Authority; Noncontravention.

         7.4.1 Acquisition and USI have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Acquisition and USI and the consummation by Acquisition and USI of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate action on the part of Acquisition and USI. This Agreement has been duly executed and delivered by Acquisition and USI and, constitutes legal, valid and binding obligations of Acquisition and USI, enforceable against Acquisition and USI in accordance with its terms.

         7.4.2 Without limiting the other provisions of Section 7.4.1 above, the Boards of Directors of Acquisition and USI have duly authorized this Agreement, the Merger and the other transactions contemplated hereby.

         7.4.3 The execution and delivery of this Agreement by Acquisition and USI does not, and the performance by each of Acquisition and USI of its respective obligations hereunder will not, (a) violate or conflict with any provision of its certificate or articles of incorporation or bylaws thereof, as in effect on the date hereof or any amendments thereto or restatements thereof, or (b) violate any of the terms, conditions or provisions of any applicable law, rule, regulation, order, writ, injunction, judgment or decree of any Governmental Entity applicable to USI or Acquisition, or (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, indenture, debenture, security agreement, trust agreement, lien, mortgage, lease, agreement, license, franchise, permit, guaranty, joint venture agreement, or other agreement, instrument or obligation, oral or written, to which Acquisition and USI is a party (whether as an original party or as an assignee or successor) or by which any of their properties is bound. No Permits and no Filings are required in connection with the execution, delivery and performance of this Agreement by Acquisition and USI and the consummation of the transactions contemplated hereby, except (i) the filing by Acquisition of the Certificate of Merger, together with the required officers' certificates with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, and (ii) any filings required to be made with the SEC or Nasdaq.

     7.5 Litigation.

         7.5.1 Acquisition and USI are not parties to any suit, action, arbitration or legal, administrative, governmental or other proceeding or investigation pending or, to the knowledge of either of them, threatened which might have a material adverse effect or restrict their ability to consummate the transactions contemplated by this Agreement or to perform their obligations hereunder.

         7.5.2 There is no judgment, order, injunction or decree of any Governmental Entity to which Acquisition or USI is subject which might have a material adverse effect on or restrict their ability to consummate the transactions contemplated by this Agreement or to perform their obligations hereunder.

     7.6 Issuance of Shares.

     USI Common Stock to be issued to the Soft Plus Shareholders hereunder, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Lock-Up Agreements and applicable state and federal securities laws. The USI Common Stock will be issued in compliance with all applicable federal and state securities laws.

     7.7 Securities Exchange Act of 1934.

         7.7.1 USI has filed all forms, reports and documents required to be filed by USI with the SEC since the date of its initial public offering, and previously has made available to Soft Plus copies, in the form filed with the SEC, of (a) its Quarterly Reports on Form 10-Q for the period ended September

30, 1999 and (b) all other forms, reports and registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (b) above) filed with the SEC by USI prior to the date hereof, and USI will have made available to Soft Plus true and complete copies of any additional documents filed with the SEC by USI after the date hereof and prior to the Closing Date (collectively, the "USI SEC Documents"). As of their respective filing dates, the USI SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act

         7.7.2 The financial statements of USI, including the notes thereto, included in the USI SEC Documents (the "USI Financial Statements") were complete and correct in all material respects as of their respective filing dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Report on Forms 10-Q). The USI Financial Statements fairly present the consolidated financial condition and operating results of USI and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no change in USI accounting policies except as described in the notes to the USI Financial Statements. Since the date of the most recently filed USI SEC Document, USI's Quarterly Report on Forms 10-Q, there has been no material adverse change in USI's business or the results of its operations.

         7.7.3 USI agrees to use its reasonable best efforts to file with the SEC in a timely manner (including available extensions of time) all reports and other documents required to be filed by an issuer of securities registered under the Exchange Act.

     7.8 Absence of Undisclosed Liabilities.

     USI has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet included in USI's Quarterly Report on Form 10-Q heretofore provided to Soft Plus for the period ended September 30, 1999 (the "USI Balance Sheet"), (ii) those incurred in the ordinary course of business and not required to be set forth in the USI Balance Sheet under GAAP, and (iii) those incurred in the ordinary course of business since the USI Balance Sheet Date and consistent with past practice.

     7.9 Compliance with Applicable Laws.

     USI has complied with, is not in violation of, and has not received any notices of violation with respect all applicable statutes, laws, ordinances, rules and regulations except applicable statutes, laws, ordinances, rules and regulations the non-compliance with which would cost $10,000 to correct or satisfy the applicable penalty or fine on an individual basis or $100,000 in the aggregate, or the non-compliance with which would not have a material adverse effect on USI. No action, demand or investigation by any Governmental Entity and no suit, action or proceeding by any Person, in each case with respect to USI or any of its properties, is pending or, to the knowledge of USI, threatened that could reasonably be expected to have an adverse effect on USI or impair the ability of USI to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement.

     7.10 No Material Misstatements or Omissions.

     Neither this Agreement nor the representations and warranties USI or Acquisition contained herein or in any documents, instruments, certificates or Schedules furnished pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements or facts contained herein and therein not misleading.

     7.11 Receipt of Fairness Opinion.

     USI has received the opinion of Lehman Brothers, in form and substance satisfactory to USI, dated on or before the date hereof, to the effect that, as of such date, the Merger Consideration is fair to USI from a financial point of view (the "Fairness Opinion").

            Article VIII. Covenants Relating to Conduct of Business.

     8.1 Conduct of Business by Soft Plus.

         8.1.1 During the period from the date of this Agreement to the Closing Date, Soft Plus shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance with all applicable laws and regulations and, to the extent consistent therewith, to preserve intact their current business organizations, to use its best efforts to keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them. Without limiting the generality of the foregoing during the period from the date of this Agreement to the Closing Date, without the prior written consent of USI Soft Plus shall not, and shall not permit any of its Subsidiaries to:

               8.1.1.1 other than $225,000 in connection with the Rescission Offer, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock; split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or purchase, redeem or otherwise acquire any shares of capital stock of Soft Plus or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases of capital stock or other securities of Soft Plus or its Subsidiaries (or any rights, warrants or options to acquires such shares or securities) by Soft Plus from those of its directors or employees terminated after the date hereof and prior to the Closing Date.

               8.1.1.2 other than the issuance of options in the ordinary course of business to newly hired Soft Plus employees, issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

               8.1.1.3 amend the articles of incorporation, bylaws or other comparable organizational documents of Soft Plus or its Subsidiaries;

               8.1.1.4 acquire or agree to acquire by merging or consolidating with, or by purchasing assets of, or by any other manner, any business or any Person, other than purchases of or supplies in the ordinary course of business consistent with past practice;

               8.1.1.5 sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations), other than sales or licenses of finished goods or services in the ordinary course of business consistent with past practice;

               8.1.1.6 (x) unless approved in advance by the CFO of USI, which consent shall not be unreasonably withheld, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person which in the aggregate with indebtedness for borrowed money or guarantees of any such indebtedness for borrowed money of another Person exceeds the Soft Plus Debt Ceiling, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Soft Plus or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business (or to refund existing or maturing indebtedness) consistent with past practice, or
(y) make any loans, advances or capital contributions to, or investments in, any other Person other than expense reimbursement in the ordinary course of business;

               8.1.1.7 make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements providing for payments except in the ordinary course of business and approved in advance by the CFO of USI;

               8.1.1.8 make any tax election that, individually or in the aggregate, is would have an adverse effect on the tax liability of Soft Plus or any of its Subsidiaries or settle or compromise any income tax liability;

               8.1.1.9 pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice, or waive the benefits of, or agree to modify in any manner, any standstill or similar agreement to which Soft Plus or any of its Subsidiaries is a party;

               8.1.1.10 except as required by law or contemplated hereby and except for labor agreements negotiated in the ordinary course, enter into, adopt or amend in any material respect or terminate any Soft Plus Benefit Plan or any other agreement, plan or policy involving Soft Plus or its Subsidiaries, and one or more of its directors, officers or employees, or change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

               8.1.1.11 except for normal increases in the ordinary course of business consistent with past practice or as contemplated hereby or by the terms of any employment agreement in existence on the date hereof and disclosed to USI, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement and disclosed to USI to any such Person;

               8.1.1.12 transfer or license to any Person or entity or otherwise extend, amend or modify any rights to the Intellectual Property Rights of Soft Plus and its Subsidiaries other than in the ordinary course of business consistent with past practices;

               8.1.1.13 enter into or amend any agreement pursuant to which any Person is granted exclusive marketing, manufacturing or other rights with respect to any Soft Plus service, process or technology; or

               8.1.1.14 authorize, or commit or agree to take, any of the foregoing actions.

     8.2 No Solicitation by Soft Plus; No Revocation.

         8.2.1 Soft Plus shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (a) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of any portion of the business or the assets of Soft Plus and its Subsidiaries, or of any class of equity securities of Soft Plus or any of its Subsidiaries, or any tender offer or exchange offer for any class of equity securities of Soft Plus or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Soft Plus or any of its Subsidiaries, other than the transactions contemplated by this Agreement (a "Soft Plus Takeover Proposal") or (b) participate in any discussions or negotiations regarding any Soft Plus Takeover Proposal.

         8.2.2 The Principal Shareholders shall take no action that would revoke, rescind or otherwise invalidate the Majority Shareholder Consent.

     8.3 Standstill Agreements; Confidentiality Agreements.

     During the period from the date of this Agreement through the Closing Date, neither Soft Plus nor USI shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party. During such period, Soft Plus or USI, as the case may be, shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

     8.4 Advise of Changes.

     The Principal Shareholders and USI shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect where the failure of such representation to be so true, correct and complete (without giving effect to any limitation as to "materiality" or

"material adverse effect" set forth therein), individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on it, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any change or event having, or which could have, a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in
Article X to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

     8.5 Fees and Expenses.

     USI shall fund at the Closing the cost of all fees of attorneys, accountants, consultants, finders or investment bankers or other expenses incurred by or on behalf of Soft Plus or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and set forth on Schedule
5.14 ("Professional Fees"). Regardless of the Professional Fees set forth on
Schedule 5.14, USI shall pay and be liable for the entire fees, if any, due to of First Albany Corporation in connection with the transactions contemplated hereby.

     8.6 Compliance with California Corporation Law and Section 280G of the
Code.

         8.6.1 Promptly following the date hereof Soft Plus shall provide to the Soft Plus Shareholders the notice, disclosure and documents required by its bylaws, the CGCL and this Agreement in connection with the transactions contemplated hereby, including without limitation notice of the Majority Shareholder Consent and the rights of Soft Plus Shareholders with respect to dissenters' rights under the CGCL.

         8.6.2 In addition, promptly following the date hereof, and prior to the Closing Date, Soft Plus shall comply in all material respect with section 280G of the Code and the proposed regulations thereunder regarding Soft Plus Shareholder approval in order that any payments to a "disqualified individual" are not deemed to be "parachute payments" as defined by and in accordance with section 280G of the Code.

         8.6.3 Soft Plus shall provide copies of the foregoing materials to USI and its counsel, and shall afford USI and its counsel the right to review and comment on such materials prior to distribution to the Soft Plus Shareholders.

     8.7 Additional Covenants.

     Between the date hereof and the Closing Date, Soft Plus shall, and the Principal Shareholders shall cause Soft Plus to:

         8.7.1 Deliver the relevant Stock Option Plan to each Employee of Soft Plus;

         8.7.2 As of the Closing Date, terminate all employment agreements with the Principal Shareholders;

         8.7.3 Unless the parties otherwise agree, take such actions, file such documents and amendments, redeploy or relocate and/or otherwise do all things necessary and appropriate to comply with applicable laws, rules, regulations and policies relating to the employment, engagement and/or deployment of the


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

Employees of Soft Plus and its subsidiaries in the United States or elsewhere, or other persons (i) who have rendered, are rendering, or will render services for Soft Plus and its Subsidiaries in the United States and elsewhere, or (ii) who have contracted to render services on behalf of Soft Plus and its Subsidiaries in United States and elsewhere, including without limitation, filing H-1B petitions with the Immigration Service containing, among other matters, a statement as to where each Employee will be employed, amending H1 petitions for those Employees not at the sites indicated on the original petition and processing new labor condition applications with the Department of Labor; provided, however, Persons whose activities as they relate to Soft Plus as described above in (i) and (ii) constitute "Employees" for purposes of this
Section 8.7.3 regardless of the internal classification by Soft Plus or its Subsidiaries of such Persons;

         8.7.4 File all notices and fulfill all requirements necessary and appropriate to comply with applicable California securities laws relating to issuance of shares of the Common Stock or Preferred Stock of Soft Plus, or any right to acquire such shares;

         8.7.5 Take such actions, file such documents and amendments and otherwise do all things necessary and appropriate, including without limitation, filing an Application for Removal of Conditions, to cause the restrictions imposed on the transfer of certain of the of shares of the Common Stock or Preferred Stock of Soft Plus, or any right to acquire such shares, to be removed; and

         8.7.6 Use its good faith best efforts to take all reasonable steps to distribute to each of the Employees of Soft Plus and each of its Subsidiaries other than the Principal Shareholders and obtain from each such Employee and executed copy of USI's standard Non-Disclosure, Assignment of Developments, Non-Solicitation and Non-Competition Agreement in the form of Exhibit N - 2 attached hereto.

                       Article IX. Additional Agreements.

     9.1 Post-Closing Registration Rights.

         9.1.1 At the Closing USI and all of the Soft Plus Shareholders shall execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit J (the "Registration Rights Agreement"), granting to all Soft Plus Shareholders not a director or employed by Soft Plus within 30 days prior to the Closing Date, or controlled by an individual not a director or employed by Soft Plus within 30 days prior to the Closing Date, the right to participate, subject to determination by the underwriters that marketing factors require a limitation of the number of shares to be underwritten and other conditions and/or limitations set forth in the Registration Rights Agreement ("Registration Limitations"), in the next firmly underwritten public offering by USI of its Common Stock within 24 months following the Closing (the "First Post-Closing Offering") with respect to not more than 30% of the shares of USI Common Stock owned by such former Soft Plus Shareholder as of the date USI files a registration statement with the SEC with respect to the First Post-Closing Offering; provided, however, any Soft Plus Shareholder who receives 50,000 or more shares of USI Common Stock in connection with the Merger that are fully vested and not subject to repurchase shall not be entitled to become a party to the Registration Rights Agreement unless and until such Soft Plus Shareholder executes and delivers to USI a Lock-up and Market-out Agreement in the form attached hereto as Exhibit K.

         9.1.2 The Registration Rights Agreement shall also grant to all Soft Plus Shareholders the right to participate, at their respective Soft Plus Closing Ratio and subject to the Registration Limitations, in the second firmly underwritten public offering by USI of its Common Stock within 24 months following the Closing (the "Second Post-Closing Offering") with respect to not more than 35% of the shares of USI Common Stock owned by such former Soft Plus Shareholder as of the date USI files a registration statement with respect to such offering; provided, however, each Principal Shareholder's right to participate in the Second Post-Closing Offering shall, in addition to the Registration Limitations, be limited to not more than 15% of the shares of USI Common Stock owned by such Principal Shareholder as of the date USI files a registration statement with the SEC with respect to the Second Post-Closing Offering.

         9.1.3 Limited Registration of Shares. The restriction under the Lock-up and Market-out Agreement on the Soft Plus Shareholders referenced on Schedule
10.2.19 shall lapse with respect to one-quarter of the share of USI Common Stock subject thereto every six months beginning on a date six months following the Closing Date (the "First Release Date"). The first such release of shares is referred to as the "First Released Shares" herein. As soon as reasonably and commercially possible following the First Release Date USI shall prepare and file with the SEC a registration statement on Form S-3 to register the First Released Shares, if, and only if, at such time USI is then qualified to register such shares on such Form under the applicable rules and regulations of the SEC.

     9.2 Registration of Soft Plus Options.

     Within 90 days following the closing of the First Post-Closing Offering, but in any event not later than 150 days following the Closing Date, USI shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering all of the Soft Plus Option Shares issuable upon exercise of the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as Adjusted Options granted under any Soft Plus Options after the Closing Date remain outstanding.

     9.3 Employee Benefit Plans; Existing Agreements.

     On a date that shall be no later than the first anniversary of the Closing Date (the "Benefits Date"), USI shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of Soft Plus that are no less favorable in the aggregate than those made generally available to all employees of USI. From the Closing Date to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of Soft Plus) (the "Continuation Period"), USI shall provide, or cause to be provided, the employee benefit plans, programs and arrangements of Soft Plus provided to employees of Soft Plus as of the date hereof; provided that during the Continuation Period, employees of Soft Plus shall be eligible at the discretion of USI for grants of stock options under USI's stock option plans.

     9.4 Lock-up and Market-out Agreement with Respect to USI Stock.

     Each Principal Shareholder hereby agrees that during the period of duration specified in the Lock-up and Market-out Agreement attached hereto as Exhibit K he shall not without the prior written consent of USI directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any USI Common Stock held by him at any time during such period specified in such Lock-up and Market-out Agreement.

     9.5 Post-Closing Audit.

     During the 60-day period following the Closing Date, the regularly engaged auditors of USI shall conduct an audit (the "Post-Closing Audit") of the 1999 Financial Statements and the financial statements of Soft Plus for the period January 1, 2000, until the Closing Date for the purposes set forth in Section
3.1.4 above. Each Principal Soft Plus Shareholder and each former Director and Officer of Soft Plus shall cooperate in connection with the Post-Closing Audit. Any dispute with respect to the Post-Closing Audit shall be subject to the dispute resolution provisions of Section 13.7.

     9.6 Access to Information; Confidentiality.

     Subject to the Nondisclosure Agreement dated, November 18, 1999, between USI and Soft Plus (the "Confidentiality Agreement"), each of USI and Soft Plus and the Principal Shareholders shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Closing Date to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Soft Plus and USI shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither USI nor Soft Plus nor the Principal Shareholders shall be required to provide access to or disclose information where such access or disclosure would contravene any law, rule, regulation, order or decree. No review pursuant to this Section 9.6 shall have an effect for the purpose of determining the accuracy of any representation or warranty given by either party hereto to the other party hereto. Each of the Principal Shareholders, Soft Plus and USI will hold, and in the case of USI and Soft Plus, will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

     9.7 Commercially Reasonable Best Efforts.

         9.7.1 Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (b) the obtaining of all necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity


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

vacated or reversed, (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement and (e) filing the Certificate of Merger with the Secretary of State of Delaware and the Secretary of State of California, and such other certificates and documents as are necessary to be filed and/or recorded with such office. .

         9.7.2 In connection with and without limiting the foregoing, if any state or foreign takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, or any other transaction contemplated by this Agreement, USI, Soft Plus and the Principal Shareholders shall take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

     9.8 Public Announcements.

     USI and Soft Plus will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national trading system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form as agreed to by the parties.

     9.9 Tax Treatment.

     Each of USI, Acquisition and Soft Plus shall use reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of section 368 of the Code, and none of USI, Acquisition or Soft Plus has taken or will take any reasonable action, or fail to take any reasonable action, that could reasonably be expected to cause the Merger to fail to qualify as a reorganization.

     9.10 Resignation of Soft Plus Board of Directors.

     Soft Plus shall obtain written letters of resignation from each of the current members of the Soft Plus Board of Directors and Officers, in each case effective on the Closing Date.

     9.11 Deliver of Books and Records.

     On or before the Closing Date Soft Plus shall deliver to USI all tax records of Soft Plus and its Subsidiaries and all corporate books and records of Soft Plus and its Subsidiaries.

     9.12 Blue Sky Laws.

     If the securities USI shall issue in connection with the Merger are not otherwise exempt, USI shall take such reasonable steps as may be necessary to comply in all material respects with the "blue sky" laws of such other jurisdictions in the United State which are applicable to the issuance of the USI Common Stock in connection with the Merger, and Soft Plus agrees to use commercially reasonable efforts to assist USI as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of USI Common Stock in connection with the Merger.


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

     9.13 Listing of Additional Shares.

     Prior to the Effective Time, USI shall file with the Nasdaq National Market a Notification Form for Listing of Additional Shares with respect to the shares of USI Common Stock issuable in the Merger and upon exercise of the Soft Plus Options assumed by USI.

     9.14 USI Board Vacancy Appointment.

          9.14.1 Effective as of the Closing Date, and conditioned on conclusion of the Closing, the Board of Directors of USI shall appoint Mohan Uttarwar to fill the unexpired term of the vacancy on the USI Board of Directors ending on the date of the annual meeting of the USI Stockholders in 2001.

          9.14.2 Prior to the Effective Time, USI shall take such action as required under the No-Action Letter (as hereinafter defined) to cause any acquisitions by Mohan Uttarwar of USI Common Stock (including derivative securities with respect to USI Common Stock) through the conversion of Soft Plus equity securities (including Soft Plus Options) in connection with the Merger to be, in the view of the staff of the SEC, exempt under Rule 166-3 under the Exchange Act. (USI makes no representations, express or implied, regarding the status of any such acquisitions under Section 16(b) of the Exchange Act.) The term "No-Action Letter" means the no-action letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom, LLP.

     9.15 Indemnification of Officers and Directors.

          9.15.1 All rights to indemnification existing in favor of those Persons who are or have been officers and directors of Soft Plus (the "Indemnified Persons") for acts and omissions occurring prior to the Effective Time, as provided in Soft Plus's articles of incorporation and bylaws (to the extent they are consistent with applicable California law), shall survive the Merger and shall be observed following the Merger by the Surviving Company to the fullest extent available under California law. USI hereby agrees to assume, effective at the Effective Time, all of the obligations of the Surviving Company with respect to such rights to indemnification.

          9.15.2 USI hereby agrees to assume and accept those certain indemnification agreements with the individuals listed on Schedule 9.15.2, if and only to the extent that the terms of such indemnification agreements are consistent with the bylaws of Soft Plus and applicable California law.

          9.15.3 This Section 9.15 shall survive the consummation of the Merger, is intended to benefit the Indemnified Persons, shall be binding upon all successors and assignees of the Surviving Company and USI and shall be enforceable by the Indemnified Persons.


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

                        Article X. Conditions Precedent.

     10.1 Conditions to Each Party's Obligation To Effect the Merger.

     The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         10.1.1 No Litigation. No judgment, order, decree, statute, law, ordinance, rule, injunction or other order, decree, ruling or regulation, entered, enacted, promulgated, enforced or issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect, and there shall not be pending any suit, action or proceeding by any Governmental Entity (i) preventing the consummation of the Merger or (ii) which otherwise is reasonably likely to have a material adverse effect on Soft Plus, its Subsidiaries or USI, as applicable; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

         10.1.2 Government Approvals. All necessary government or regulatory approvals shall have been obtained.

     10.2 Conditions to Obligations of USI and Acquisition.

     The obligation of USI and Acquisition to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          10.2.1 Representations and Warranties. The representations and warranties of the Principal Shareholders set forth herein shall be true and correct when made and at and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except (i) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, (ii) that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies, considered collectively, do not constitute, and would not reasonably be expected to have, a material adverse effect on Soft Plus; and (iii) for changes in the ordinary and usual course of business and permitted by this Agreement.

          10.2.2 Third-Party Consents. All consents of third parties necessary for USI, Acquisition and Soft Plus to enter this Agreement and to consummate the transactions contemplated hereby that are set forth on Schedule 10.2.2 shall have been obtained, including consents of all Governmental Entities with respect to Soft Plus Permits.

          10.2.3 Performance of Obligations.

                 10.2.3.1 Each of the agreements, covenants and undertakings of Soft Plus contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with both individually and collectively in all material respects at or before Closing.

                 10.2.3.2 Each of the agreements, covenants and undertakings of the Principal Shareholders contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with both individually and collectively in all material respects at or before Closing.

                 10.2.3.3 Soft Plus and/or its Subsidiaries shall have delivered to USI a written consent to the transfer of ownership and/or an assignment of all rights of Soft Plus and/or its Subsidiaries in all service marks, trademarks and other intellectual property owned or licensed by Soft Plus and its Subsidiaries to the extent such assignment and consent is required as a result in a "change in control" of Soft Plus or otherwise required by applicable law.

          10.2.4 Soft Plus Certificate. Acquisition and USI shall have received a certificate dated the Closing Date and signed by the President of Soft Plus and the Principal Shareholders certifying that the conditions specified in Sections 10.2.1 and 10.2.2 have been fulfilled, together with true, correct and complete Schedules updated as of the Closing Date and a statement regarding the matters in Sections 5.3.1, 5.3.3, 5.14, 5.22, 5.23 and 5.24.1 as of the Closing Date.

          10.2.5 Certificates. Acquisition and USI shall have been furnished with certificates dated the Closing Date and signed by the Secretary of Soft Plus setting forth (i) the names, signatures and positions of the officers of Soft Plus who have executed this Agreement or any other document executed as a Closing document hereunder, and (ii) a copy of the resolutions adopted by the Board of Directors of Soft Plus, together with a copy of the Majority Shareholder Consent and notice thereof to the remaining Soft Plus Shareholders, authorizing the execution, delivery and performance of this Agreement and all documents referred to herein.

          10.2.6 Good Standing Certificate. A "good standing" certificate from California with respect to Soft Plus, and from each jurisdiction of formation of each Subsidiary with respect to each of its Subsidiaries, or such other evidence of the existence and "good standing" of each such Subsidiary from the applicable jurisdiction of formation, to the reasonable satisfaction of USI, each dated as of a date within ten (10) days prior to the Closing Date

          10.2.7 Tax Opinion. USI shall have received from Dilworth Paxson LLP, counsel to USI, an opinion dated the Closing Date stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. The issuance of such opinion shall be conditioned up the receipt by such tax counsel of customary representation letters from SoftPlus, USI and Acquisition in form and substance reasonably satisfactory to such tax counsel.

          10.2.8 Consent and Acknowledgment. Soft Plus shall have delivered to all Soft Plus Shareholders a Consent and Acknowledgment in the form of Exhibit L and USI shall have received an executed Consent and Acknowledgment in the form of Exhibit L from the Soft Plus Shareholders who have tendered their shares pursuant to Section 10.2.18 hereof and delivered a Letter of Transmittal pursuant to Section 10.2.18 hereof.

          10.2.9 Opinion of Counsel. Acquisition and USI shall have received the written opinion, substantially in the form of Exhibit M and attached hereto, dated the Closing Date of Venture Law Group, counsel to Soft Plus, and the written opinion of counsel to the Principal Shareholders, as provided therein.

          10.2.10 No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to Soft Plus, or its Subsidiaries. At the Closing USI shall have received a certificate dated the Closing Date and signed by the President of Soft Plus and the Principal Shareholders certifying that there has not occurred any material adverse change relating to Soft Plus, or its Subsidiaries between the date hereof and the Closing Date.

          10.2.11 Resignation of Soft Plus Board of Directors and Officers. Soft Plus and each of its Subsidiaries shall have received written letters of resignation from each of the current members of the Board of Directors and all of Officers of Soft Plus and each of its Subsidiaries, in each case effective as of the Closing Date.

          10.2.12 USI Common Stock Price Floor. The USI Closing Date Price is not less than $14.

          10.2.13 Termination of Authority. Soft Plus and its Subsidiaries shall have canceled the authority of all persons permitted to (a) draw on Soft Plus's and its Subsidiaries' bank accounts, (b) charge on Soft Plus's and its Subsidiaries' credit cards, (c) have access to Soft Plus's and its Subsidiaries' safe deposit boxes, and (d) exercise a power of attorney to act on behalf of Soft Plus and its Subsidiaries, all effective as of the Closing Date.

          10.2.14 Employees. The Principal Shareholders shall have executed and delivered to USI the Non-Disclosure, Assignment of Developments, Non-Solicitation and Non-Competition Agreement substantially in the form of Exhibit N - 1 attached hereto.

          10.2.15 No Liens. The Principal Shareholders shall have delivered an executed Spousal Consent, substantially in the form of Exhibit O attached hereto.

          10.2.16 Closing Agreements.

                  10.2.16.1 Acquisition, the Escrow Agent and the Soft Plus Shareholder Agent shall have executed the Escrow Agreement and delivered a fully-executed original to Acquisition or USI.

                  10.2.16.2 The Surviving Company, the Principal Shareholders, and the Soft Plus Shareholder Agent shall have executed the Soft Plus Shareholder Agent Agreement and delivered a fully-executed original to Acquisition or USI.

          10.2.17 Deferred Stock Purchase Notes. All notes or other indebtedness due Soft Plus for the payment of its securities under those Restricted Stock Purchase Agreements ("Deferred Stock Purchase Notes") are paid at the Closing or canceled and accounted for appropriately, or if the Deferred Stock Purchase Notes are not paid at the Closing, then the shares of Soft Plus Common Stock subject to such Agreements are pledged to USI as collateral until the Deferred Stock Purchase Notes are paid in full in accordance with their terms.

          10.2.18 Shareholder Tender. The holders of not less than ninety (90%) percent of the Soft Plus Common Stock and of ninety (90%) percent of the Soft Plus Preferred Stock and the Warrant shall have tendered their shares in accordance with the terms of this Merger Agreement; by executing and delivering an executed Letter of Transmittal substantially in the form of Exhibit I and their shares of Soft Plus Common Stock and Soft Plus Preferred Stock in accordance with the terms of this Merger Agreement and the Letter of Transmittal.

          10.2.19 Lock up and Market Out Agreements. Receipt of lock up agreements and market out agreements in the form of Exhibit K from each Soft Plus Shareholder who receives 50,000 or more shares of USI Common Stock in connection with the Merger that are fully vested and not subject to repurchase all of whom are listed on Schedule 10.2.19.

          10.2.20 Investment Representation Letters. An investment representation letter from 90% of the Soft Plus Shareholder[s] and such other documents or instruments from 90% of the Soft Plus Shareholders required to comply with applicable federal and state securities laws in form and substance satisfactory to USI and its counsel.

          10.2.21 Agreement to Purchase Minority Interest. Receipt by Soft Plus to all right, title and interest in and of the minority shareholders of Soft Plus Systems Private Limited (India), or evidence to the reasonable satisfaction of USI of a binding obligation of such minority shareholders to transfer all of their right, title and interest in Soft Plus Systems Private Limited (India) on terms and conditions acceptable to USI.

     10.3 Conditions to Obligations of Soft Plus.

     The obligation of Soft Plus to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          10.3.1 Representations and Warranties. The representations and warranties of USI and Acquisition set forth herein shall be true and correct when made and at and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date, except
(i) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, (ii) that any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies, considered collectively, do not constitute, and would not reasonably be expected to have, a material adverse effect on USI; and (iii) for changes in the ordinary and usual course of business and permitted by this Agreement.

          10.3.2 Third-Party Consents. All consents of third parties necessary for USI, Acquisition and Soft Plus to enter this Agreement and to consummate the transactions contemplated hereby that are listed on Schedule 10.3.2 shall have been obtained.

          10.3.3 Performance of Obligations of USI and Acquisition. Each of the agreements, covenants and undertakings of USI and Acquisition contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with both individually and collectively in all material respects at or before Closing.

          10.3.4 Tax Opinion. Soft Plus shall have received from Venture Law Group, counsel to Soft Plus, an opinion to its reasonable satisfaction, dated the Closing Date, stating that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. The issuance of such opinion shall be conditioned up the receipt by such tax counsel of customary representation letters from USI, Acquisition and Soft Plus in form and substance reasonably satisfactory to such tax counsel.

          10.3.5 USI Common Stock Price Floor. The USI Closing Date Price is not less than $14.

          10.3.6 USI and Acquisition Certificates. Soft Plus shall have received a certificate dated the Closing Date and signed by the President of each of Acquisition and USI certifying that the conditions specified in Sections 10.3.1 and 10.3.3 have been fulfilled.

          10.3.7 Certificates. Soft Plus shall have been furnished with certificates dated the Closing Date and signed by the Secretary of each of Acquisition and USI setting forth (i) the names, signatures and positions of the officers of Acquisition and USI who have executed this Agreement or any other document executed as a Closing document hereunder, and (ii) a copy of the resolutions adopted by the Board of Directors of each of Acquisition and USI authorizing the execution, delivery and performance of this Agreement and all documents referred to herein.

          10.3.8 Opinion of Counsel. The Soft Plus Shareholder Agent shall have received the written opinion, substantially in the form of Exhibit P and attached hereto, addressed to Soft Plus and the Principal Shareholders dated the Closing Date of Dilworth Paxson LLP, counsel to USI and Acquisition, as provided therein.

          10.3.9 No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any material adverse change relating to USI.

          10.3.10 Employment Agreement for Mohan Uttarwar. USI and Mohan Uttarwar shall have executed and delivered the Employment Agreement in the form of Exhibit Q attached hereto.

          10.3.11 Listing of Additional Shares. The filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of USI Common Stock issuable in the Merger and upon exercise of the options under the Soft Plus Stock Option Plans assumed by USI hereunder shall have been made.

          10.3.12 Consents with Respect to Registration Rights USI shall have received the necessary consents of the USI Stockholder pursuant to USI's existing Investor's Rights Agreement with respect to USI's undertaking with respect to registration of USI Common Stock as contemplated herein.

     10.4 Frustration of Closing Conditions.

     Neither USI, Acquisition nor Soft Plus may rely on the failure of any condition set forth in Sections 10.1, 10.2 and 10.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 0.

                 Article XI. Termination, Amendment and Waiver.

     11.1 Termination.

     This Agreement may be terminated at any time prior to the Closing Date:

          11.1.1 by mutual written consent of USI, Acquisition and Soft Plus;

          11.1.2 by either USI or Soft Plus:

                 11.1.2.1 if the Merger shall not have been consummated by April 30, 2000 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 11.1.2.1 shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; or

                 11.1.2.2 if any Restraint having any of the effects set forth in Section 10.1.1 shall be in effect and shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 11.1.2.2 shall have used reasonable efforts to prevent the entry of and to remove such Restraint;

                 11.1.3 by USI, if Soft Plus shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (a) would give rise to the failure of a condition of USI to close pursuant to Article X, and (b) is incapable of being cured, or is not cured, by Soft Plus within 30 calendar days following receipt of notice of such default and in any event prior to the Termination Date; or

                 11.1.4 by Soft Plus if USI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (a) would give rise to the failure of a condition set forth in pursuant to Article X, and (b) is incapable of being cured, or is not cured, by USI within 30 calendar days following receipt of notice of such default and in any event prior to the Termination Date.

     11.2 Effect of Termination.

     In the event of termination of this Agreement by either Soft Plus or USI as provided in Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of USI, Acquisition or Soft Plus except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided that, the provisions of Section 9.6 with respect to Confidentiality and this Section 11.2 shall remain in full force and effect and survive any termination of this Agreement.

     11.3 Extension; Waiver.

     At any time prior to the Closing Date, a party may

          11.3.1 extend the time for the performance of any of the obligations or other acts of the other parties,

          11.3.2 waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or

          11.3.3 subject to Section 4.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     11.4 Procedure for Termination, Amendment, Extension or Waiver.

     A termination of this Agreement pursuant to Section 11.1, an amendment of this Agreement pursuant to Section 4.3 or an extension or waiver pursuant to
Section 11.3 shall, in order to be effective, require, in the case of USI or Soft Plus, action by its Board of Directors or, with respect to any amendment to this Agreement, the duly authorized committee of its Board of Directors to the extent permitted by law.

                         Article XII. Indemnification.

     12.1 Survival of Representations and Warranties.

     All covenants to be performed prior to the Effective Time, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and consummation of the Merger and continue until one year after the Closing Date (the "Escrow Termination Date"); provided that if any claims for indemnification have been asserted with respect to any such representations and warranties prior to the Escrow Termination Date, the representations and warranties on which any such claims are based shall continue in effect until final resolution of any claims. All covenants to be performed after the Effective Time shall continue indefinitely.

     12.2 Escrow Fund.

          12.2.1 As soon as practicable after the Effective Time, the Escrow Shares shall, without any act of any Soft Plus Shareholder, be registered in the name of, and be deposited with, the Escrow Agent (or such other institution selected by USI with the reasonable consent of Soft Plus), such deposit to constitute the escrow fund (the "Escrow Fund") and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit H (the "Escrow Agreement"). In the event that any Damages (as defined below) arise, the Escrow Fund shall be available to compensate the Indemnified Persons (defined below) pursuant to the indemnification obligations of the Soft Plus Shareholders pursuant to Section 12.3 and in accordance with the Escrow Agreement. The cost and expense of such escrow and the Escrow Agent shall be borne equally by USI and the Principal Shareholders. If USI pays the full cost of such fees and expenses, it may set-off against the principal amount of the USI Note, or make a claim against the Escrow Fund, as USI may elect, the share of such fees and expenses of the Principal Shareholders.

     12.3 Indemnification.

          12.3.1 Indemnification by the Soft Plus Shareholders. Subject to the limitations set forth in this Article XII, from and after the Effective Time, the Principal Shareholders and the other Soft Plus Shareholders shall protect, defend, indemnify and hold harmless USI and Acquisition and their respective affiliates, officers, directors, employees, representatives and agents (USI, Acquisition and each of the foregoing persons or entities is hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from, against, for and in respect of, and shall pay all damages, losses, obligations, liabilities, claims, encumbrances, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses, incident to any action, investigation, claim or proceeding (all hereinafter individually referred to as a "Damage" and collectively as "Damages") in excess of the Indemnity Threshold suffered, sustained, incurred or required to be paid by any of the Indemnified Persons with respect to any claim, demand, action or cause of action during the Escrow Period (defined below) by reason of, in connection with, arising from or relating to any misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of Soft Plus and/or the Principal Shareholders contained in this Agreement or any certificate delivered hereunder, including any exhibits or schedules attached hereto, if any, and the Certificate of Merger, which breach becomes known to an Indemnified Person and is asserted in writing to the Principal Shareholders and the other Soft Plus Shareholders through the Soft Plus Shareholder Agent on or before the Escrow Termination Date, at which date this indemnification provision shall terminate. Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by USI or Acquisition.

          12.3.2 Exclusive Contractual Remedy and Limitations. Resort to the Escrow Fund and rights of set-off as provided in the USI Note, as USI may elect, shall be the exclusive contractual remedy of USI and Acquisition for any Damages hereunder. In no event shall the obligation of the Principal Shareholders and the other Soft Plus Shareholders hereunder to indemnify an Indemnified Person for Damages in excess of the Indemnity Threshold exceed an amount in the aggregate equal to the Indemnity Damages Limit, at which time the limitation of this Section 12.3.2 shall be the Indemnity Damages Limit alone. Nothing in this
Section 12.3.2 shall limit the liability of any officer or Principal Shareholder, in his capacity as an officer, director or shareholder, for such person's or fraud or intentional misrepresentation of any representations, warranties, covenants or agreements under this Agreement.

          12.3.3 Exclusion for Immigration Laws Violations; Claims Under Verbal Options. Notwithstanding any other provision set forth herein, the Indemnity Threshold shall not apply to Damages arising from, relating to or in connection with (a) any failure by Soft Plus or any of its Subsidiaries to comply with any applicable law, rule, regulation, permit, license, variance, exemption, order, registration, approval, work permit and/or visa of any Governmental Entities required for the employment, engagement or deployment of its and their employees and the operation of the businesses of Soft Plus and its Subsidiaries, or (b) any claim arising from or relating to any verbal offer, commitment, understanding or agreement to issue any equity interest in Soft Plus to any Person not otherwise satisfied in accordance with Section 3.2.8.3.

          12.3.4 Effect of Investigation. All statements contained in any certificate, Schedule or other instrument delivered by or on behalf of USI or Acquisition pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by USI or

Acquisition hereunder, and no such representations or warranties, whether stated herein or in any certificate, Schedule or other instrument delivered by or on behalf of USI or Acquisition pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be deemed waived or otherwise affected by any investigation on the part of any Soft Plus Indemnitee (defined below).

     12.4 Claims in Excess of the Indemnity Threshold.

     Notwithstanding the foregoing, USI may not receive any amount of the Escrow Shares from the Escrow Fund unless and until a certificate signed by an officer of USI (an "Officer's Certificate") identifying Damages in the aggregate amount in excess of the Indemnity Threshold has been delivered to the Escrow Agent and the Soft Plus Shareholder Agent in accordance with the Escrow Agreement, in which case USI shall receive Escrow Shares (valued at the USI Closing Date Price) equal to the full amount of such Damages in excess of the Indemnity Threshold in accordance with the terms and conditions of the Escrow Agreement. If the USI Note is unpaid, and USI desires to make a claim of set-off against. USI and the Soft Plus Shareholder Agent shall follow the procedures for notice and dispute resolution set forth in the Escrow Agreement.

     12.5 Escrow Period.

     Subject to the following requirements, the Escrow Fund shall remain in existence until the Escrow Termination Date (the "Escrow Period"). Upon the expiration of the Escrow Period, the Escrow Fund shall terminate with respect to all Escrow Shares; provided, however, that the number of Escrow Shares, which, in the reasonable judgment of USI, subject to the objection of the Soft Plus Shareholder Agent and the subsequent arbitration of the claim in the manner provided in the Escrow Agreement, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to the expiration of such Escrow Period with respect to facts and circumstances existing on or prior to the Escrow Termination Date shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Soft Plus Shareholders all Escrow Shares and other property remaining in the Escrow Fund and not required to satisfy such claims. Escrow Shares delivered to the Soft Plus Shareholder Agent pursuant to this Section 12.5 for distribution to the Soft Plus Shareholders in proportion to their respective interests may appear.

     12.6 Distributions; Voting.

          12.6.1 Any shares of USI Common Stock or other equity securities issued or distributed by USI (including shares issued upon a stock split) ("New Shares") in respect of the Escrow Shares that have not been released from the Escrow Fund shall be added to the Escrow Fund and become a part thereof. When and if cash dividends on Escrow Shares in the Escrow Fund shall be declared and paid, they shall be distributed as soon as reasonably practicable to the beneficial owners of the Escrow Shares. The beneficial owners of the Escrow Shares shall pay any taxes on such dividends.

          12.6.2 Each Soft Plus Shareholder shall have voting rights with respect to that number of Escrow Shares allocated to such Soft Plus Shareholder in the Escrow Fund (and on any voting securities added to the Escrow Fund in respect of such Escrow Shares) so long as such Escrow Shares or other voting securities are held in the Escrow Fund. As the record holder of such shares, the

Escrow Agent shall vote such shares in accordance with the instructions of the Soft Plus Shareholders having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such stockholders. USI shall show the USI Common Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.

     12.7 Method of Asserting Claims.

     All claims for indemnification by the Soft Plus Indemnitees or any other Indemnified Person pursuant to this Article XII shall be made in accordance with the provisions of the Escrow Agreement.

     12.8 Soft Plus Shareholder Agent; Power of Attorney.

     As of the Closing Date the Soft Plus Shareholder Agent shall be appointed as agent and attorney-in-fact for each Soft Plus Shareholder (except such Soft Plus Shareholders, if any, as shall have perfected their dissenters' rights under California law), for and on behalf of Soft Plus Shareholders, to give and receive notices and communications on behalf of the Soft Plus Shareholders, to enter into and perform the Escrow Agreement, to authorize delivery to USI of the Escrow Shares or other property from the Escrow Fund in satisfaction of claims by USI or any other Indemnified Person, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Soft Plus Shareholder Agent for the accomplishment of the foregoing.

     12.9 Waiver of Contribution.

     The Principal Shareholders and the other Soft Plus Shareholders hereby waive and disclaim any right of contribution or indemnity, whether under contract or at law or in equity, against Acquisition or Soft Plus in connection with any obligation of indemnification hereunder.

     12.10 Indemnity by USI.

           12.10.1 Subject to the limitations set forth in this Article XII, from and after the Effective Time, USI agrees to indemnify and hold harmless Soft Plus, and its affiliates, officers, directors, employees, representatives and agents, acting in such capacity (each a "Corporate Soft Plus Indemnitee") and each of the Soft Plus Shareholders, the Soft Plus Optionholders and the Soft Plus Warrantholders (each a "Soft Plus Equity Holder Indemnitee," and together with each Corporate Soft Plus Indemnitee hereafter referred to as a Soft Plus Indemnitee) from, against, for and in respect of, and shall pay all Damages in excess of the Indemnity Threshold suffered, sustained, incurred or required to be paid by a Soft Plus Indemnitee with respect to any claim, demand, action or cause of action during the Escrow Period by reason of, in connection with, arising from or relating to any misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of USI contained in this Agreement or any certificate delivered hereunder, including any exhibits or schedules attached hereto, if any, and the Certificate of Merger, but with respect to a Soft Plus Equity Holder only if such representation, warranty, covenant or agreement of USI was made to such Soft Plus Equity Holder Indemnitee, which breach becomes known to an Soft Plus Indemnitee and is asserted in writing to USI on or before the Escrow Termination Date, at which date this indemnification provision shall terminate. USI hereunder shall have the right to satisfy Damages of a Soft Plus Indemnitee in excess of the Indemnity Threshold by delivering shares of USI Common Stock (valued at the USI Closing Date Price or cash, as USI elects, to the full amount of such Damages in excess of the Indemnity Threshold.

           12.10.2 Damages of a Soft Plus Indemnitee in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by a Soft Plus Indemnitee.

           12.10.3 In no event shall USI's obligation hereunder to indemnify a Soft Plus Indemnitee for Damages in excess of the Indemnity Threshold exceed an amount in the aggregate equal to (X) the Indemnity Damages Limit, plus (Y) the principal amount of the USI Note until such time that the USI Note is paid in full, at which time the limitation of this Section 12.10.3 shall be the Indemnity Damages Limit alone. Nothing in this Section 12.10.3 shall limit the liability of USI for fraud or intentional misrepresentation of any representations, warranties, covenants or agreements under this Agreement.

     12.11 Effect of Investigation.

     All statements contained in any certificate, Schedule or other instrument delivered by or on behalf of the Principal Shareholders pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Principal Shareholders hereunder, and no such representations or warranties, whether stated herein or in any certificate, Schedule or other instrument delivered by or on behalf of the Principal Shareholders pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be deemed waived or otherwise affected by any investigation on the part of USI or Acquisition.

     12.12 Notice to the Indemnitor.

     Promptly after the assertion of any claim by a third-party or occurrence of any event which may give rise to a claim for indemnification from a party obligated to provide indemnification under this Article XII (an "Indemnitor"), the party entitled to indemnification under this Article XII (the "Indemnified Party") shall notify the Indemnitor in writing of such claim and advise the Indemnitor of the estimated claim and whether the Indemnified Party intends to contest the same (the "Indemnification Notice"), but the failure to give or delay in giving such notice shall not affect the obligations of the Indemnitor hereunder except to the extent the Indemnitor has been actually prejudiced thereby.

     12.13 Rights of Parties to Settle or Defend.

     The Indemnified Party will permit the Indemnitor to assume the defense of any such claim, or any litigation resulting therefrom. Counsel for the Indemnitor, which will conduct the defense of such claim or litigation, must be approved by the Indemnified Party, whose approval will not be unreasonably withheld, and the Indemnified Party may participate in such defense at the Indemnified Party's expense. If the Indemnitor determines not to contest such claim within ten days of receiving the Indemnification Notice, the Indemnified Party shall have the right, at the cost and expense of the Indemnitor, to contest and defend against such claim. If the Indemnitor determines to contest such claim, the Indemnified Party shall have the right to be represented, at its own expense by its own counsel and accountants, their participation to be subject to the reasonable direction of the Indemnitor. In either case, the

Indemnified Party shall make available to the Indemnitor and its attorneys and accountants, at all reasonable times during normal business hours, all books, records, and other documents in its possession relating to such claim. Any party hereto contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party hereto. If the Indemnitor fails to undertake the defense of or settle or pay any such third-party claim within ten days after receipt of an Indemnification Notice advising that the Indemnified Party does not intend to contest such claim, or if the Indemnitor, after having received such notification from the Indemnified Party, fails forthwith to defend, settle or pay such claim, then the Indemnified Party may take any and all necessary action to dispose of such claim, including, without limitation, the settlement or full payment thereof upon such terms as it shall deem appropriate, in its sole discretion, subject to Section 12.14 with respect to any proposed settlement thereof.

     12.14 Settlement Proposals.

     If the Indemnified Party desires to settle any such third-party claim (whether or not contested by the Indemnitor), the Indemnified Party shall advise the Indemnitor of the amount it proposes to pay in settlement thereof (the "Proposed Settlement"). If such Proposed Settlement is unsatisfactory to the Indemnitor, it shall have the right, at its expense, to contest such claim by giving written notice of such election to the Indemnified Party within ten days after the Indemnitor has been advised of the Proposed Settlement. If the Indemnitor does not deliver such written notice within ten days after the Indemnitor has been advised of the Proposed Settlement, the Indemnified Party may offer the Proposed Settlement to the third party making such claim. If the Proposed Settlement is not accepted by the party making such claim, any new Proposed Settlement that the Indemnified Party may wish to present to the party making such claim shall first be presented to the Indemnitor who shall have the right, subject to the conditions set forth in this Section 12.14, to contest such claim. In all such events, the Indemnitor shall indemnify the Indemnified Party and hold it harmless against and from any and all costs of defense, payment or settlement, including reasonable attorneys' fees incurred in connection therewith.

                       Article XIII. General Provisions.

     13.1 Notices.

     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          13.1.1 in the case of USI or Acquisition, to

                 U.S. Interactive, Inc.
                 2012 Renaissance Boulevard
                 King of Prussia, PA 19406

                 Attention: Lawrence S. Shay, Esquire
                            Senior Vice President and General Counsel
                 with a copy to:
                 Dilworth Paxson LLP
                 3200 Mellon Bank Center
                 1735 Market Street
                 Philadelphia, PA 19103-7595

                 Attention:   Michael D. Ecker, Esquire

          13.1.2 in the case of Soft Plus, to


                 Soft Plus, Inc.
                 18900 Stevens Creek Boulevard
                 Suite 101
                 Cupertino, CA  95014

                 Attention: Mohan Uttarwar

                 with a copy to:

                 Venture Law Group
                 2775 Sand Hill Road
                 Menlo Park, CA 94025

                 Attention: Tae Hea Nahm, Esquire


                 or, in case of Mohan Uttarwar



                 with a copy to:

                 Orrick, Herrington & Sutcliffe LLP
                 1020 Marsh Road
                 Menlo Park, California 94025

                 Attention: Robert S. Shwarts, Esquire

                 or, in case of Vijay Uttarwar



                 or, in case of or, in case of Vinay Deshpande or, in case of O.P. Srinivasan in each case, with a copy to:



     13.2 Interpretation.

     When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

     13.3 Further Assurances.

     From and after the Closing, all of the parties to this Agreement agree to execute and deliver such further documents and instruments and to do such other acts and things as any other party, as the case may be, may reasonably request in order to effectuate the transactions contemplated by this Agreement. In the event any party shall be involved in litigation, threatened litigation or government inquiries with respect to a matter involving any of them, the other parties shall also make available to such first party, at reasonable times and subject to the reasonable requirements of its or his own business, such of its or his personnel as may have information relevant to the matters provided such first party shall reimburse the providing party for its or his reasonable costs for employee time incurred in connection therewith if more than one business day is required. Following the Closing, the parties will cooperate with each other in connection with tax audits and in the defense of any legal proceedings, consistent with the other provisions for defense of claims provided in Article XII, to the extent such cooperation does not cause unreasonable expense, unless such expense is borne by the requesting party.

     13.4 Counterparts.

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     13.5 Entire Agreement; No Third-Party Beneficiaries.

     This Agreement (including the documents and instruments referred to herein) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement hereof and is not intended to confer upon any Person other than the parties hereto, the Soft Plus Shareholders and the Soft Plus Optionholders any rights or remedies.

     13.6 Governing Law.

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     13.7 Dispute Resolution

          13.7.1 Informal Dispute Resolution. Any controversy between the parties hereto ("Dispute") shall be resolved as follows:

                 13.7.1.1 Upon written request of either party, the Soft Plus Shareholder Agent and a representative of USI will be to meet for the purpose of endeavoring to resolve such Dispute. Each such designated representative shall meet as often as the parties reasonably deem necessary to discuss the problem in an effort to resolve the Dispute without the necessity of any formal proceeding.

                 13.7.1.2 If representatives of the parties are unable to resolve the Dispute within 45 days after the Dispute is submitted to them, or if after ten days either party determines in good faith prior to the expiration of such period that such representatives are unlikely to be able to resolve such matter, the Dispute shall be submitted to arbitration in accordance with Section 13.7.2.

          13.7.2 Arbitration. If the parties are unable to resolve the Dispute as contemplated by Section 13.7.1 hereof, such Dispute shall be submitted to mandatory and binding arbitration at the election of either party (the "Disputing Party"), in such locale as the parties may agree, and if the parties cannot agree, then in the City of St. Louis, MO. Except as otherwise provided in this Section 13.7, the arbitration shall be pursuant to the Commercial Arbitration Rules of the AAA. Within 15 days after a party delivers a written demand for arbitration to the other party, the Soft Plus Shareholder Agent or USI shall each select one arbitrator. The third arbitrator shall be selected as soon as practicable by agreement of the first two arbitrators or, failing such agreement, by the American Arbitration Association. The written decision of a majority of the three arbitrators shall be binding and conclusive upon the parties to this Agreement. The arbitrators shall award reimbursement to the prevailing party in the arbitration of its reasonable expenses of the arbitration (including costs and reasonable attorneys' fees). The award of the arbitrators shall be the sole and exclusive monetary remedy of the parties and shall be enforceable in any court of competent jurisdiction. Notwithstanding the foregoing, any party shall be entitled to seek injunctive relief or other equitable remedies from any court of competent jurisdiction.

     13.8 Assignment.

     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     13.9 Enforcement.

     The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto

          13.9.1 consents to submit himself or itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,

          13.9.2 agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and

          13.9.3 agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court subject to the provisions of Section 13.7.

     13.10 Headings.

     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     13.11 Severability.

     If any term or other provision of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     13.12 Time of the Essence.

     Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     13.13 Exhibits and Schedules.

     The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein. The Schedules to this Agreement, regardless of the Person who actually prepared all or any portion of any such Schedule, is and shall be the joint and several responsibility of the Principal Shareholders.


     IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed by their respective officers thereunto duly authorized, all on the date first written above.

                                                 U.S. INTERACTIVE, INC.

                                                 By:____________________________

                                                 Title:_________________________

                                                 FIRST ACQUISITION CO.

                                                 By:____________________________

                                                 Title:_________________________

                                                 SOFT PLUS, INC.

                                                 By:____________________________

                                                 Title:_________________________

                                                 _______________________________
                                                 MOHAN UTTARWAR

                                                 _______________________________
                                                 VIJAY UTTARWAR

                                                 _______________________________
                                                 VINAY DESHPANDE

                                                 _______________________________
                                                 O.P. SRINIVASAN

                         LIST OF SCHEDULES AND EXHIBITS

Schedules
---------

Schedule 3.2.3    -  Soft Plus Shareholder table for distribution of USI Common
                     Stock.


Schedule 5.2      -  Subsidiaries.


Schedule 5.3.1    -  Capitalization Table.


Schedule 5.3.3    -  Option Table.


Schedule 5.3.6    -  Soft Plus Shares issued without exemption or registration.


Schedule 5.3.7    -  Other Securities


Schedule 5.5.1    -  Financial Statement Adjustments.


Schedule 5.6      -  Undisclosed Liabilities.


Schedule 5.7      -  Changes since Balance Sheet Date.


Schedule 5.8.1    -  Litigation.


Schedule 5.10.1   -  Soft Plus Benefit Plans.


Schedule 5.11.1   -  List of Employees.


Schedule 5.11.2   -  Employment Agreements.


Schedule 5.11.3   -  Bonuses and Deferred Compensation.


Schedule 5.11.5   -  Additional Compensation for Employees.


Schedule 5.11.6   -  Work Permits and Visas.


Schedule 5.11.7   -  Confidentiality Agreements.


Schedule 5.14     -  Merger-related Expenses.


Schedule 5.15     -  Machinery and Equipment.


Schedule 5.16     -  Inventory.


Schedule 5.17     -  Leases.


Schedule 5.19     -  Insurance.

Schedule 5.20.1   -  Intellectual Property.


Schedule 5.20.4   -  Software Applications that are not Year 2000 Compliant.


Schedule 5.21     -  Bank Accounts.


Schedule 5.22     -  Accounts and Notes Receivable.


Schedule  5.23    -  Accounts Payable.


Schedule  5.24    -  Customers, Suppliers, Licensees and Consulting Agreements.


Schedule 5.25     -  Undisclosed Defaults.


Schedule 10.2.2   -  Third-Party Consents (Soft Plus).


Schedule 10.2.19  -  Lock up and Market Out Agreements.


Schedule 10.3.2   -  Third-Party Consents (USI)

                                      NOTE:

             NOT ALL OF THE FOLLOWING AGREEMENTS HAVE BEEN FINALIZED AND ARE SUBJECT TO THE GOOD FAITH NEGOTIATIONS OF THE PARTIES

Exhibits
--------

Exhibit A    -  Form of Soft Plus Shareholder Agent Agreement

Exhibit B    -  Form of USI Note

Exhibit C    -  Form of Delaware Certificate of Merger

Exhibit D    -  Form of Articles of Incorporation of Surviving Company.

Exhibit E    -  INTENTIONALLY OMITTED

Exhibit F    -  Form of Bylaws of Surviving Company.

Exhibit G    -  Copies of each instrument creating a Soft Plus Option

Exhibit H    -  Form of the Escrow Agreement

Exhibit I    -  Form of Transmittal Letter

Exhibit I-1  -  Form of memorandum of understanding to repurchase the Indian
                Subsidiary Minority Interest

Exhibit J    -  Form of Registration Rights Agreement

Exhibit K    -  Forms of Lock-up and Market-out Agreement

Exhibit L    -  Form of Consent and Acknowledgment

Exhibit M    -  Form of Opinion of Counsel for Soft Plus and the Principal
                Shareholders.

Exhibit N-1  -  Form of Non-Disclosure, Assignment of Developments,
                Non-Solicitation and Non-Competition Agreement

Exhibit N-2  -  Form of Non-Disclosure,  Assignment of Developments,
                Non-Solicitation  and  Non-Competition  Agreement (USI standard)

Exhibit O    -  Form of Spousal Consent

Exhibit P    -  Form of Opinion of Counsel for USI and Acquisition

Exhibit Q    -  Form of Employment Agreement for Mohan Uttarwar